ASSET PURCHASE AGREEMENT

by and among

CRC ACQUISITION CO. LLC,

NET PERCEPTIONS, INC.,

and

SIG ACQUISITION CORP.

Dated as of September 22, 2006

i

5.	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PURCHASER AND PURCHASER PARENT.		33
	5.1.	Organizational Matters Regarding Purchaser and Purchaser Parent	33
	5.2.	Governmental Consents	33
	5.3.	Litigation	34
	5.4.	Brokerage	34

6.	CLOSING		34
	6.1.	Closing Date	34
	6.2.	Closing Deliveries	34

7.	COVENANTS AND AGREEMENTS OF SELLER		37
	7.1.	Access to Information and Records; Assistance	37
	7.2.	Conduct of Business Pending the Closing	37
	7.3.	Exclusivity	40
	7.4.	Interim Financial Statements	41
	7.5.	Further Acts	41
	7.6.	Payment of Certain Indebtedness	42
	7.7.	Restrictive Covenants	42
	7.8.	Wilmington Acquisition	43
	7.9.	Enterprise Zone Agreement	43
	7.10.	State Tax Clearances	43

8.	COVENANTS AND AGREEMENTS OF PURCHASER		43
	8.1.	Further Acts	43

9.	MUTUAL COVENANTS AND AGREEMENTS		44
	9.1.	Publicity	44
	9.2.	Disclosure of Certain Matters.	44
	9.3.	Disclosure Schedule	44
	9.4.	Confidentiality	45
	9.5.	Access to Information	46
	9.6.	Commercially Reasonable Efforts; No Delay	46
	9.7.	Employees	46
	9.8.	Approvals and Consents	49
	9.9.	Stock Purchase Agreement	49
	9.10.	Transfer Taxes and Fees	49
	9.11.	Certain Transition Matters	49

10.	CONDITIONS PRECEDENT TO PURCHASER’S AND PURCHASER PARENT’S OBLIGATIONS		50
	10.1.	Representations and Warranties True on the Closing Date	50
	10.2.	Compliance With Agreement	50
	10.3.	Absence of Litigation	50
	10.4.	Material Consents and Approvals	50
	10.5.	No Material Adverse Effect	50
	10.6.	Closing Deliveries	50
	10.7.	Seller’s Audited Financial Statements	50

	10.8.	Purchaser’s Financing	50
	10.9.	Closing of Wilmington Transaction	50
	10.10.	Stock Purchase Agreement	50
	10.11.	Additional Escrow Agreement	51

11.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS		51
	11.1.	Representations and Warranties True on the Closing Date	51
	11.2.	Compliance With Agreement	51
	11.3.	Absence of Litigation	51
	11.4.	Closing Deliveries	51
	11.5.	Purchase Price	51

12.	TERMINATION OF AGREEMENT		51
	12.1.	Causes	51
	12.2.	Effect of Termination	52
	12.3.	Right to Proceed	52

13.	SURVIVAL; INDEMNIFICATION		53
	13.1.	Survival	53
	13.2.	Indemnification by Purchaser	53
	13.3.	Indemnification by Seller	54
	13.4.	Limitations on Indemnification	54
	13.5.	Procedures for Indemnification	56
	13.6.	Procedures for Third-Party Claims	57
	13.7.	Certain Procedures for Environmental Matters	58
	13.8.	Exclusive Remedy	59
	13.9.	Specific Performance	59
	13.10.	Disposition of Reinvestment Shares	59
	13.11.	Insurance Claims	60

14.	DISPUTE RESOLUTION; GOVERNING LAW; JURISDICTION, ETC.		60
15.	NOTICE		63
16.	EXHIBITS		63
17.	ENTIRE AGREEMENT; BINDING EFFECT		63
18.	HEADINGS		63
19.	EXPENSES		63
20.	AMENDMENT		63
21.	WAIVER		63
22.	TIME OF THE ESSENCE		64
23.	ASSIGNMENT		64
24.	NO THIRD PARTY BENEFICIARY		64
25.	COUNTERPARTS; FACSIMILE SIGNATURE		64

TABLE OF EXHIBITS

Exhibit A	Assignment and Assumption Agreement and Bill of Sale
Exhibit B	Escrow Agreement
Exhibit C	Stock Purchase Agreement (with Registration Rights and Lock-Up)
Exhibit D(i)	J. Conley Restrictive Covenant Agreement
Exhibit D(ii)	B. VanDeventer Restrictive Covenant Agreement
Exhibit D(iii)	B. Buonanno Restrictive Covenant Agreement
Exhibit E	D’Onofrio Consulting Agreement
Exhibit F	Pistorio Employment Agreement
Exhibit G	Vesey Employment Agreement
Exhibit H	Commitment Letter

TABLE OF SCHEDULES

Schedule 1.1	Working Capital Calculation
Schedule 1.2	Non-Material Contracts, Leases and Agreements
Schedule 1.3	Employee Bonuses
Schedule 1.4	Existing Benefit Plans
Schedule 1.5	Ohio Owned Real Estate
Schedule 1.6	Ohio Real Estate Additional Liens
Schedule 2.1(b)	Inventory
Schedule 2.1(e)	Patents, Trademarks and Copyrights
Schedule 2.1(h)	Transferred Insurance Policies
Schedule 2.2(e)	Retained Contracts
Schedule 2.3(c)	Allocation of Purchase Price (to be delivered prior to Closing)
Schedule 3.2	Certain Waivers and Forbearances under Contracts
Schedule 4.1(a)	Jurisdictions of Qualification
Schedule 4.1(c)	Compliance; Binding Effect
Schedule 4.2	Government Consents
Schedule 4.3	Financial Statements
Schedule 4.4	Absence of Certain Changes
Schedule 4.6(a)	Current Litigation and Disputes
Schedule 4.6(b)	Certain Historical Litigation and Disputes
Schedule 4.7(a)(i)	Governmental Authorizations (Exceptions)
Schedule 4.7(a)(ii)	Material Governmental Authorizations
Schedule 4.7(b)	Compliance with Laws
Schedule 4.8(a)(i)	Real Property (Exceptions)
Schedule 4.8(a)(ii)	Real Property Leases
Schedule 4.8(b)	Title
Schedule 4.8(c)	Condition
Schedule 4.8(d)	Insurance Policies
Schedule 4.9	Taxes
Schedule 4.10	Material Contracts and Commitments
Schedule 4.10(c)	Certain Actions (Material Contracts)
Schedule 4.11	Intellectual Property

Schedule 4.12(b)	Environmental Claims
Schedule 4.12(c)	Environmental Violations
Schedule 4.12(f)	Environmental Information
Schedule 4.13	Related Party Transactions
Schedule 4.14	Benefit Plans (Exceptions)
Schedule 4.15	Products and Product Warranties
Schedule 4.16	Inventory
Schedule 4.17	Account Receivables—Terms of Sale
Schedule 4.18	Employees
Schedule 4.19	Necessary Property
Schedule 4.20	Labor
Schedule 4.21	Guaranties
Schedule 4.22(a)	Customers and Suppliers
Schedule 4.22(b)	Customers and Suppliers (Recent Changes)
Schedule 4.25	Bank Accounts
Schedule 4.26	Brokers (Seller)
Schedule 5.4	Brokers (Purchaser)
Schedule 6.2(a)(xi)	Payoff Indebtedness
Schedule 7.7(c)	Non-Use of Intellectual Property
Schedule 9.7(b)	Pre-existing COBRA Participants
Schedule 9.11	Certain Transition Matters
Schedule 10.4	Material Consents
Schedule 13.4(a)(vii)	Indemnification
Schedule 13.4(a)(viii)	Purchaser Knowledge

Purchaser Employee
Schedule	(Referenced in Section 9.7(b)) (to be delivered prior to Closing)

v

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made as of September 22, 2006 (the “Effective Date”), by and among CRC ACQUISITION CO. LLC, a Delaware limited liability company (“Seller”); NET PERCEPTIONS, INC., a Delaware corporation (“Purchaser Parent”); and SIG ACQUISITION CORP., a Delaware corporation (“Purchaser”).

RECITALS

Seller operates facilities in Chicago Heights, Illinois, Warren, Ohio, and commencing upon the closing of the Wilmington Acquisition (as defined herein), Philadelphia, Pennsylvania (through the Wilmington Purchaser (as defined herein)) which design, manufacture and sell various steel products, including, without limitation, the following products: counterweights, elevator weights, stage weights, counterbalances, test weights, and crane weights. Purchaser, a newly formed wholly-owned subsidiary of Purchaser Parent, desires to purchase, and Seller desires to sell, substantially all of the assets of the Acquired Business (as defined below) upon the terms and subject to the conditions hereinafter set forth.

ACCORDINGLY, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, the Parties hereto hereby agree as follows:

1.  DEFINITIONS. For purposes of this Agreement, the following definitions shall apply:

Accountants. “Accountants” shall mean the accounting firm of McGladrey & Pullen, LLP.

Acquired Business. “Acquired Business” shall mean the business of designing, manufacturing and selling various steel products, including without limitation, the following products: counterweights, elevator weights, stage weights, counterbalances, test weights, and crane weights up to the Closing Date, as conducted by the Seller through the Closing Date.

Affiliate. “Affiliate” shall mean with respect to a specified Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to (i) vote 50% or more of the voting securities of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms and phrases “controlled” and “controlling” have meanings correlative thereto.

Agreement. “Agreement” shall mean this Asset Purchase Agreement.

Ancillary Documents. “Ancillary Documents” shall mean, once executed and delivered at Closing pursuant to the terms hereof, each of the certificates, agreements and instruments contemplated to be delivered pursuant to Sections 6.2(a)(i)-(v), (vii), and (viii) and Sections 6.2(b)(i)-(v) hereof.

Annual Financial Statements. “Annual Financial Statements” shall mean the unaudited reviewed annual balance sheets and profit and loss statements of Seller for the fiscal years ended December 31, 2005, 2004 and 2003 attached as Schedule 4.3 of the Disclosure Schedule.

Audited Financial Statements. “Audited Financial Statements” shall mean the audited balance sheets and related statements of operations, income, equity and cash flows of Seller of and for the fiscal years ended December 31, 2005, 2004 and 2003, including the notes thereto and the audit reports thereon of the Accountants.

Arbitrating Accountant. “Arbitrating Accountant” shall have the meaning specified in Section 2.4 of this Agreement.

Assignment and Assumption Agreement and Bill of Sale. “Assignment and Assumption Agreement and Bill of Sale” shall mean the assignment and assumption agreement and bill of sale in the form of Exhibit A attached hereto.

Assumed Liabilities. “Assumed Liabilities” shall have the meaning specified in Section 3.1 of this Agreement.

Benefit Plans. “Benefit Plans” shall mean any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, any “employee pension benefit plan” as defined in Section 3(2) of ERISA, and any other pension plan, profit sharing plan, bonus plan, deferred compensation plan, incentive compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, employee benefit plan, employee benefit policy, retirement plan, fringe benefit program, employee insurance plan, severance plan, disability plan, health care plan, sick leave plan, death benefit plan or any other plan, program or arrangement to provide similar benefits, including the provision of retirement income, bonus payments, deferred compensation, incentive compensation, severance pay, group or individual insurance, fringe or other benefits, whether formal, informal, funded or unfunded, for former or current employees of the Seller or the Acquired Business.

Business Day. “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

Closing. “Closing” shall mean the conference to be held at 10:00 a.m., Eastern Time, on the Closing Date at the offices of Greenberg Traurig, LLP, One International Place, Boston, Massachusetts 02110 and Kane Kessler, P.C., 1350 Avenue of the Americas, 26th Floor, New York, New York 10019, or such other time and place as Seller and Purchaser may mutually agree, at which the transactions contemplated by this Agreement shall be consummated. By agreement of the Parties, the Closing may be effected by mail or through escrow.

Closing Balance Sheet. “Closing Balance Sheet” shall have the meaning specified in Section 2.4(c) of this Agreement.

Closing Date. “Closing Date” shall mean the date specified in Section 6.1 of this Agreement.

Closing Working Capital. “Closing Working Capital” shall mean (i) the sum of the dollar amounts as of the Effective Time of those asset accounts of the Seller listed in Section A of Schedule 1.1 attached hereto, less (ii) the sum of the dollar amounts as of the Effective Time of those liability accounts of the Seller listed in Section A of Schedule 1.1 attached hereto, all as determined from the books and records of Seller and in accordance with the methodologies and procedures set forth in Schedule 1.1 attached hereto; provided, that the Closing Working Capital shall not include any of the assets or liabilities acquired or assumed pursuant to the Wilmington APA.

Closing Working Capital Adjustment. “Closing Working Capital Adjustment” shall have the meaning specified in Section 2.4(e) of this Agreement.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Commitment Letter. “Commitment Letter” shall mean the commitment letter of the proposed lender of Purchaser and Purchaser Parent annexed hereto as Exhibit H.

Competitive Business. “Competitive Business” shall collectively mean any business (on a worldwide basis) that is engaged in (i) the design, manufacture and sale of (a) counterweights, elevator weights, stage weights, counterbalances, test weights and crane weights made of any material and (b) steel components for heavy equipment as engaged in by the Seller or the Acquired Business at any time since December 31, 2004, or (ii) any other business competitive with the type of business engaged in by the Acquired Business at any time since December 31, 2004.

Confidential Information. “Confidential Information” shall mean any confidential or proprietary information of the Acquired Business, including (a) trade secrets, designs, formulae, drawings, intangible property, diagrams, techniques, research and development, specifications, data, know-how, formats, marketing plans, business plans, budgets, strategies, forecasts and client data; (b) information relating to the products developed by the Acquired Business; (c)(i) the names of the Acquired Business’ customers and contacts, (ii) the Acquired Business’ marketing strategies, (iii) the names of the Acquired Business’ vendors and suppliers, (iv) the Acquired Business’ cost of materials and labor, (v) the Acquired Business’ prices obtained for services sold (including the methods used in price determination, manufacturing and sales costs), (vi) compensation paid to employees and consultants and other terms of employment, (vii) production operation techniques or any other confidential information of, about or pertaining to the business of the Acquired Business, and (viii) any other material business information and materials relating to material customers or vendors of the Acquired Business; (d) all tangible material that embodies any confidential and proprietary information as well as all records, files, memoranda, reports, price lists, drawings, plans, sketches and other written and graphic records, documents, equipment, and the like, relating to the business of the Acquired Business and (e) any other confidential information or trade secrets relating to the business or affairs of the Acquired Business; provided, however, that “Confidential Information” shall not include any information (1) that is or shall become generally available to the public other than as a result of an unauthorized disclosure by a party to this Agreement or a Person to whom a party has provided such information, (2) that was available to a party to this Agreement on a non-confidential basis prior to its disclosure by one party to the other pursuant to this Agreement as evidenced by such other party’s records on the date of such disclosure, (3) that is disclosed by the other party in any legal proceeding requiring any such disclosure, (4) as otherwise required by Law, or (5) as is reasonably necessary for any party hereto to enforce its rights under this Agreement; provided, that in each instance of (3), (4) and (5) the party disclosing such information shall provide such other party with notice and a reasonable opportunity to obtain a protective order preventing or limiting the disclosure of such information.

Contracts. “Contracts” shall mean (i) all outstanding purchase and sales orders for the Acquired Business entered into by Seller in the ordinary course of business, (ii) all of the Material Contracts, (iii) the Wilmington APA and (iv) the other contracts, leases and agreements listed on Schedule 1.2 attached hereto.

Defect. “Defect” shall mean a defect or impurity, whether in design, manufacture, processing, or otherwise, including any dangerous propensity associated with any reasonably foreseeable use of a Product, or the failure to warn of the existence of any defect, impurity, or dangerous propensity, other than, in each instance, the use of non-standard bulk steel in the ordinary course of business of the Acquired Business used solely for the purpose of bulk weight in counterweights.

Disclosure Schedule. “Disclosure Schedule” shall mean the Disclosure Schedule, dated the date of this Agreement, delivered by Seller to Purchaser contemporaneously with the execution and delivery of this Agreement, and as the same may be updated from time to time after the date of this Agreement and prior to the Closing Date in accordance with the terms of this Agreement.

D’Onofrio Consulting Agreement. “D’Onofrio Consulting Agreement” shall mean the Consulting Agreement between the Purchaser and Gene D’Onofrio in substantially the form of Exhibit E attached hereto.

Effective Date. “Effective Date” shall have the meaning set forth in the introductory paragraph hereof.

Effective Time. “Effective Time” shall mean 11:59 p.m. Eastern Time on the Closing Date, subject to the occurrence of the Closing.

Employee Bonuses. “Employee Bonuses” shall mean the bonuses that Seller has promised to certain Employees in connection with the consummation of the transactions contemplated hereby as further set forth and described on Schedule 1.3 hereof.

Employees. “Employees” shall mean the Persons who are employed by Seller to operate the Acquired Business, including without limitation employees on temporary leave of absence, including family and medical leave, military leave, temporary disability or sick leave.

Employment and Consulting Agreements. “Employment and Consulting Agreements” shall mean collectively, the D’Onofrio Consulting Agreement, the Pistorio Employment Agreement and the Vesey Employment Agreement.

Environmental Claim. “Environmental Claim” shall mean any claim, action, cause of action, order, suit, demand, lien, request for information, proceeding, investigation or notice by any third Person alleging liability arising out of, based on or resulting from (i) the presence (or alleged presence) or release (or alleged release) into the environment of any Material of Environmental Concern at any location or any remediation (or proposed remediation) thereof, or (ii) circumstances forming the basis of any violation (or alleged violation) of any Environmental Law or Environmental Government Authorization.

Environmental Laws. “Environmental Laws” shall mean all Laws, contracts with, or Orders by a Governmental Authority to which the Seller or the Acquired Business is a party or otherwise bound, in each instance relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Escrow Agent. “Escrow Agent” shall mean The Bank of New York, as escrow agent.

Escrow Agreement. “Escrow Agreement” means the escrow agreement among Seller, the Escrow Agent and Purchaser in substantially the form of Exhibit B attached hereto.

Escrow Amount. “Escrow Amount” shall mean $2,000,000.

Estimated Closing Balance Sheet. “Estimated Closing Balance Sheet” shall have the meaning set forth in Section 2.4(a).

Existing Confidentiality Agreement. “Existing Confidentiality Agreement” shall mean the existing confidentiality agreement by and between Purchaser Parent and Riparian Partners, Ltd. applicable to the Seller and the Acquired Business and dated May 30, 2006.

  Existing Plans. “Existing Plans” shall mean the existing Benefit Plans of Seller applicable to the Acquired Business listed and described on Schedule 1.4 attached hereto.

Financial Statements. “Financial Statements” shall mean the Annual Financial Statements, the Interim Financial Statements, collectively, as well as, effective upon delivery to Purchaser at or prior to Closing, the Audited Financial Statements.

GAAP. “GAAP” shall mean United States generally accepted accounting principles, consistently applied.

Governmental Authority. “Governmental Authority” shall mean (i) any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality thereof, whether international, federal, state or local, domestic or foreign (including any state or local attorney general), and (ii) any third-party arbitrator or third-party mediator to which such Person is bound by contract, Law or otherwise.

Governmental Authorizations. “Governmental Authorizations” shall have the meaning specified in Section 4.7(a) of this Agreement.

Guaranty. “Guaranty” shall mean, as to any Person, all liabilities or obligations of such Person with respect to any indebtedness or other obligations of any other Person that have been guaranteed, directly or indirectly, in any manner by such Person, through an agreement, contingent or otherwise, to purchase such indebtedness or obligation, or to purchase or sell property or services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or obligation or to guarantee the payment to the owner of such indebtedness or obligation against loss, or to supply funds to or in any manner invest in the debtor, or otherwise.

Hired Purchaser Employees. “Hired Purchaser Employees” shall have the meaning specified in Section 9.7 of this Agreement.

Indemnified Party. “Indemnified Party” shall have the meaning specified in Section 13.5(a) of this Agreement.

Indemnifying Party. “Indemnifying Party” shall have the meaning specified in Section 13.5(a) of this Agreement.

Intellectual Property. “Intellectual Property” shall mean any United States, foreign, international and state patents and patent applications, and continuations, reissues, divisions, or disclosures relating thereto, industrial design registrations, certificates of invention and utility models (collectively, “Patents”); trademarks, service marks, and trademark or service mark registrations and applications, trade names, trade dress, fictitious names, assumed names, logos, slogans, and general intangibles of like nature, together with all goodwill related to the foregoing (collectively, “Trademarks”); internet domain names; copyrights, copyright registrations, renewals and applications for copyright registrations, and mask works (collectively, “Copyrights”); Software; and technology, trade secrets and know-how, proprietary processes, formulae, algorithms, models and methodologies (collectively, “Trade Secrets”).

Interim Financial Statements. “Interim Financial Statements” shall mean the unaudited, internally prepared interim financial statements (balance sheet and profit and loss statement) of the Seller for the six-month period beginning January 1, 2006 through June 30, 2006 attached as part of Schedule 4.3 of the Disclosure Schedule together with the internally prepared interim financial statements (balance sheet and profit and loss statement) of the Seller for the period beginning July 1, 2006 through the end of the calendar month immediately preceding the Closing Date to be provided to Purchaser pursuant to Section 7.4.

Knowledge of Seller. “Knowledge of Seller” and terms of similar import shall mean the actual knowledge of each of the following persons: Gene D’Onofrio, John Pastor, Paul Vesey, Brendan P. VanDeventer, Bernard Buonanno, Jr. and John Conley.

Law. “Law” shall mean, with respect to any Person, any statute, law, rule, regulation, ordinance, treaty, administrative action, Order, or other requirement of any Governmental Authority (including those requirements imposed by common law), applicable to such Person (or any of its properties or assets) or any of its members, managers, officers, directors, employees, consultants or agents in connection with activities taken on behalf of such Person, as amended.

Leased Real Property. “Leased Real Property” shall mean the real property located at 2521 State Street, Chicago Heights, Illinois that is leased by Seller as lessee pursuant to a lease dated January 15, 2002, by and between Seller and S&S Steel Warehouse, Inc.

Liability. “Liability” shall mean any direct or indirect indebtedness, claim, loss, damage, deficiency, obligation or other liability, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by GAAP to be set forth on a financial statement.

Lien. “Lien” shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, charge, option, easement, right of way, imperfections of title, squatters’ rights, covenant, condition, restriction, encroachment or other survey defect, transfer or title restriction, voting trust agreement or other encumbrance (whether arising by contract or by operation of Law).

Losses. “Losses” shall mean damages, liabilities, claims, actions, judgments, losses, or costs and expenses of whatever kind or nature (including reasonable attorneys’ fees); provided, however, that Losses shall not include a diminution in the stock price of any Affiliate of the Purchaser whose shares are publicly traded or punitive damages.

Material Adverse Effect. “Material Adverse Effect” shall mean any change, effect, event or circumstance, that individually or in the aggregate is or would reasonably be expected to be materially adverse to (i) the assets, properties, business, prospects or condition (financial or otherwise), Liabilities or results of operations of the Acquired Business or the Purchased Assets; (ii) the relations of the Acquired Business with any of its material contractors, customers or suppliers; or (iii) the ability of the Seller to perform its obligations hereunder; provided, that “Material Adverse Effect” shall not include (a) changes in business conditions affecting (1) the industry in which the Acquired Business operates in general and not specifically relating to the Acquired Business, and (2) the steel, building or heavy construction industries, (b) changes in the economy in general, (c) the enactment of any Law of general application not specifically relating to the Acquired Business, or (d) the transactions contemplated by this Agreement (including any announcement relating to this Agreement or the fact that Purchaser is the purchaser of the Purchased Assets and will operate the Acquired Business).

Material Consents. “Material Consents” shall have the meaning set forth in Section 10.4 of this Agreement.

Material Contracts. “Material Contracts” shall have the meaning set forth in Section 4.10 hereof.

Material Customers and Suppliers. “Material Customers and Suppliers” shall have the meaning set forth in Section 4.22 of this Agreement.

Material Disclosure Schedule Change. “Material Disclosure Schedule Change” shall have the meaning set forth in Section 9.3(b) of this Agreement.

Materials of Environmental Concern. “Materials of Environmental Concern” shall mean (i) any substance or material that is on the Closing Date prohibited, controlled or regulated by any Governmental Authority under Environmental Law as “hazardous”, “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “contaminants,”, “solid wastes,” “special wastes,” or words of similar import under any Environmental Laws, (ii) to the extent not including in the foregoing, (a) any petroleum or any products, byproducts or fractions thereof, (b) asbestos in any form, (c) urea formaldehyde foam insulation, (d) any form of natural gas, explosives, PCBs, lead, lead based paint, radon or other radioactive material, and (e) any chemicals, materials or substances (including waste materials, raw materials, byproducts, co-products or finished products) and (iii) any other substances of any kind regulated or forming the basis of Liability under any Environmental Law.

Negative Closing Date Adjustment Amount. “Negative Closing Date Adjustment Amount” shall have the meaning specified in Section 2.4(b) of this Agreement.

Non-Assumed Liabilities. “Non-Assumed Liabilities” shall have the meaning specified in Section 3.4 of this Agreement.

Ohio Real Estate. “Ohio Real Estate” shall mean the real estate owned by Seller located in Warren, Ohio described on Schedule 1.5 attached hereto, together with all buildings, structures, improvements and fixtures thereon and all of Seller’s rights pertaining thereto.

Order. “Order” shall mean any judgment, decree, order, writ, injunction, permit or license of any Governmental Authority.

Ordinary Course of Business. “Ordinary Course of Business”, whether capitalized or not, shall mean, for any Person, the ordinary course of business of such Person, consistent with past custom and practice (including with respect to quantity and frequency).

Outside Closing Date. “Outside Closing Date” shall mean October 16, 2006 (or such date as it may be extended through pursuant to Section 12.1(b)(ii)).

Parties. “Parties” shall mean, collectively, Purchaser, Purchaser Parent and Seller.

Permitted Encumbrances. “Permitted Encumbrances” shall mean any and all (i) mechanics’ liens, workmen’s liens, statutory liens of landlords, common carrier liens, warehousemen’s liens and other similar liens, and liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, in each instance to the extent incurred in the Ordinary Course of Business; (ii) any and all matters of record, zoning, variances, encumbrances, restrictions, easements or other imperfections of title or Liens on the Owned Property, the Leased Real Property or any other of the Purchased Assets which does not materially diminish the value thereof or materially interfere with the use thereof in the operations of the Acquired Business as presently conducted and as proposed to be conducted or the sale or transfer thereof; (iii) liens for Taxes not yet due and payable; and (iv) solely with respect to the Ohio Real Estate, the matters set forth on Schedule 1.6, each of which, to the Knowledge of Seller do not (a) materially diminish the value of the Ohio Real Estate based on the current use of Seller or (b) materially interfere with the use thereof in the operations of the Acquired Business as presently conducted by Seller.

Person. “Person” shall mean a natural person, corporation, trust, partnership, limited liability company, Governmental Authority, agency or branch or department thereof, or any other legal entity.

Pistorio Employment Agreement. “Pistorio Employment Agreement” shall mean the Employment Agreement between the Purchaser and John Pistorio in substantially the form of Exhibit F attached hereto.

Positive Closing Date Adjustment Amount. “Positive Closing Date Adjustment Amount” shall have the meaning specified in Section 2.4(b) of this Agreement.

Positive Closing Date Adjustment Cap. “Positive Closing Date Adjustment Cap” shall have the meaning specified in Section 2.4(b) of this Agreement.

Pre-existing COBRA Participants. “Pre-existing COBRA Participants” shall have the meaning specified in Section 9.7(b) of this Agreement.

Product. “Product” shall mean any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Seller or the Acquired Business, including any product sold by the Acquired Business or the Seller as distributor, agent, or pursuant to any other contractual relationship.

Purchase Price. “Purchase Price” shall mean the total purchase price paid by Purchaser to Seller for the Purchased Assets as provided in Section 2.3 of this Agreement.

Purchased Assets. “Purchased Assets” shall mean the assets of Seller purchased by Purchaser pursuant to Section 2.1 of this Agreement.

Reinvestment Share Price. “Reinvestment Share Price” shall mean eighty-five cents ($0.85) per share of Purchaser Parent’s voting common stock, $0.0001 par value.

Reinvestment Shares.“Reinvestment Shares” shall mean 3,529,412 shares of the Purchaser Parent’s unregistered voting common stock, $0.0001 par value.

Release. “Release” shall have the meaning set forth in Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §9601 et seq., as in effect on the date hereof.

Reporting Requirements. “Reporting Requirements” shall have the meaning set forth in Section 7.2(b) of this Agreement.

Retained Assets. “Retained Assets” shall mean the assets of Seller listed and described in Section 2.2 of this Agreement.

Riparian. “Riparian” shall mean Riparian Partners, Ltd., a Rhode Island corporation.

Seller Principals. “Seller Principals” shall mean each of Brendan P. VanDeventer, Bernard Buonanno, Jr. and John Conley.

Software. “Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code form, (ii) databases, compilations, and any other electronic data files, including any and all collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts, technical and functional specifications, and other work product used to design, plan, organize, develop, test, troubleshoot and maintain any of the foregoing, (iv) without limitation to the foregoing, the software technology supporting any functionality contained on the Internet site(s), of the Acquired Business, (v) all computer-aided design software, including the underlying data, and (vi) all documentation, including technical, end-user, training and troubleshooting manuals and materials, relating to any of the foregoing.

Stock Purchase Agreement. “Stock Purchase Agreement” shall mean the Stock Purchase Agreement between Purchaser Parent and Seller in the form of Exhibit C attached hereto pursuant to which Seller will purchase all of the Reinvestment Shares at the Reinvestment Share Price at Closing.

Taxes. “Taxes” shall mean all taxes of any kind, levies or other like assessments, customs, duties, tariffs, imposts or charges, including without limitation, income, gross receipts, ad valorem, value-added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth, franchise taxes (if not based on income), estimated taxes, withholding, employment, social security, workers’ compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, whether disputed or not.

Tax Returns. “Tax Returns” shall mean all returns, declarations, reports, claims for refund and information returns and statements of any Person required to be filed or sent by or with respect to it in respect of any Taxes, including any schedule or attachment thereto and any amendment thereof.

Third Party Claim. “Third Party Claim” shall have the meaning specified in Section 13.6(a) of this Agreement.

Union Agreement. “Union Agreement” means the collective bargaining agreement between Seller and United Steelworkers Union of America, AFL-CIO-CLC, effective September 1, 2005.

Vesey Employment Agreement.  “Vesey Employment Agreement” shall mean the Employment Agreement between the Purchaser and Paul Vesey in substantially the form of Exhibit G attached hereto.

WARN Act. “WARN Act” shall mean the federal Worker Adjustment and Retraining Notification Act of 1988, as amended.

Wilmington. “Wilmington” shall mean Wilmington Steel Processing Co., Inc.

Wilmington Acquisition. “Wilmington Acquisition” shall mean the acquisition of certain of the assets and liabilities of Wilmington and the Wilmington Business by the Wilmington Purchaser and the Seller, as applicable, pursuant to the Wilmington Transaction Documents.

Wilmington Acquisition Costs. “Wilmington Acquisition Costs” shall mean the sum of (i) the amount paid by the Wilmington Purchaser to Wilmington pursuant to the Wilmington APA, (ii) the indebtedness of Wilmington assumed by the Wilmington Purchaser pursuant to the Wilmington APA, (iii) the Wilmington Pursuit Costs, and (iv) the Wilmington Broker Fee, in each instance to the extent either (i) paid by the Wilmington Purchaser prior to the Closing Date (as reasonably documented) or (ii) reflected as a liability in the Closing Working Capital.

Wilmington APA. “Wilmington APA” shall mean that certain Asset Purchase Agreement by and between the Seller, Wilmington and the Wilmington Purchaser dated as of September 19, 2006, pursuant to which the Wilmington Purchaser will purchase the Wilmington Assets, and assume certain liabilities of Wilmington.

Wilmington Assets. “Wilmington Assets” shall mean those assets contemplated to be purchased by the Wilmington Purchaser pursuant to the Wilmington APA, or by the Seller pursuant to the Wilmington PSA.

Wilmington Business. “Wilmington Business” shall have the same meaning as set forth in the definition of “Competitive Business” in the Wilmington APA, as such business is conducted by Wilmington through the Wilmington Closing Date.

Wilmington Broker Fee. “Wilmington Broker Fee” shall mean the $100,000 broker fee due to Riparian upon the acquisition of the Wilmington Assets pursuant to the Wilmington APA.

Wilmington Closing Date. “Wilmington Closing Date” shall mean the “Final Closing Date” as defined in the Wilmington APA.

Wilmington PSA. “Wilmington PSA” shall mean that certain Production Services Agreement dated September 8, 2006, by and between Seller and Wilmington dated as of September 8, 2006, as assigned to the Wilmington Purchaser on September 19, 2006.

Wilmington Purchaser. “Wilmington Purchaser” means CRC Wilmington Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of Seller.

Wilmington Purchaser Equity Interests. “Wilmington Purchaser Equity Interests” means 100% of the equity interests of the Wilmington Purchaser.

Wilmington Pursuit Costs. “Wilmington Pursuit Costs” shall mean all out of pocket costs and expenses (including, but not limited to, legal fees, travel expenses and other due diligence related expenses and costs) incurred by Seller in connection with the acquisition or attempted acquisition of Wilmington, including all costs associated with the negotiation and drafting of the Wilmington APA and the Wilmington PSA and all documents contemplated therein.

Wilmington Seller. “Wilmington Seller” means Wilmington Steel Processing Co., Inc., a Delaware corporation.

Wilmington Transaction Documents. “Wilmington Transaction Documents” means the Wilmington APA, the Wilmington PSA and each of the documents, agreements and instruments contemplated to be delivered by the parties thereto at the closing of the Wilmington Acquisition pursuant to the Wilmington APA.

Work Interference. “Work Interference” shall have the meaning set forth in Section 4.20(b) of this Agreement.

Working Capital Target. “Working Capital Target” shall have the meaning set forth in Section 2.4(b) of this Agreement.

2.  PURCHASE AND ASSIGNMENT OF ASSETS OF SELLER.

2.1.  Assets Purchased. Subject to and upon the terms and conditions set forth in this Agreement, and except as provided in Section 2.2 hereof, on the Closing Date Seller will sell, transfer, assign, convey and deliver to Purchaser and Purchaser will accept, acquire and succeed to, all right, title and interest in and to (i) the Wilmington Purchaser Equity Interests and (ii) the property and assets of the Acquired Business as a going concern (including, without limitation, the assets specified in (a) - (h) below), and all goodwill related thereto, in each instance free and clear of all Liens, except for Permitted Encumbrances, as of the Effective Time:

(a)  Personal Property. All tangible personal property used in the operation of the Acquired Business including fixed assets, machinery, equipment, machine tools, tools, tooling, parts, dies, molds, furniture, fixtures, furnishings, office equipment, computers, leasehold improvements and vehicles, including all such personal property that is capitalized on the books and records of the Seller as of the date hereof and as of the Closing Date;

(b)  Inventories. All inventories of raw materials, work in process, finished goods, and parts and supplies, a summary of which, by category and dollar value, as of August 31, 2006 is attached hereto as Schedule 2.1(b);

(c)  Contracts. The Contracts;

(d)  Accounts Receivable. All accounts receivable relating to the Acquired Business and the Purchased Assets;

(e)  Intangible Property. All (i) Trademarks, Patents and Copyrights (including internet domain names) of the Seller relating to the Acquired Business and the Purchased Assets, all of which are set forth on Schedule 2.1(e) attached hereto, (ii) all other Intellectual Property of the Seller relating to the Acquired Business (subject to, with respect to Software, the limitations set forth on Schedule 4.11 attached hereto) and (iii) all employee invention and secrecy agreements; technical know-how; drawings, models, prints and sketches used in connection with the manufacture and sale of the Seller’s products; unexpired equipment, construction and other warranties; customer lists, sales and purchasing lists, sales records, sales leads; licenses, approvals, memberships, agencies and permits; Seller’s secrecy, non-disclosure, non-solicitation and privacy agreements; and telephone, telex and telephone facsimile numbers and other directory listings;

(f)  Records. All books, manuals, records and files, correspondence, logs, technical records, research and development files, and sales and promotional materials and records primarily relating to the Acquired Business and the Purchased Assets;

(g)  Ohio Real Estate. The Ohio Real Estate; and

(h)  Life Insurance Policies. The key-man life insurance policies set forth on Schedule 2.1(h) hereto.

2.2.  Retained Assets. Seller shall retain and not sell and deliver to Purchaser pursuant to Section 2.1, and Purchaser shall not purchase from Seller, the following assets of Seller even though the following assets may be used in the operation of the Acquired Business:

(a) Cash and cash accounts, short-term investments, marketable securities and other cash equivalents;

(b) Seller’s franchise to be a limited liability company, organizational documents and minute books;

(c) Seller’s cancelled checks, bank statements, Tax Returns and accounting records;

(d) All deferred finance and acquisition costs;

(e) Rights under the contracts and leases listed on Schedule 2.2(e) attached hereto;

(f) Except with respect to the policies set forth on Schedule 2.1(h), all insurance policies and rights to refunds thereunder;

(g) Any rights to refunds with respect to Taxes and any Tax credit, Tax deductions and pre-paid Taxes, including, but not limited to, any deduction with respect to the capitalized costs of internally developed software pertaining to the wide area network, in each instance relating to periods ending on or prior to the Closing Date;

(h) Seller’s rights to the original lease deposit of approximately $30,000 (but not the parking lot repair security deposit) for the Leased Real Property to the extent that such deposit (i) is not assigned at Closing to the Purchaser and credited to the account of Seller or (ii) is set forth as an asset on the Closing Working Capital; and

(i) Seller’s rights under this Agreement.

2.3.  Purchase Price and Costs.

(a) Amount. The Purchase Price to be paid by Purchaser to Seller for the Purchased Assets shall be an amount equal to the sum of the following:

(i) $40,000,000; plus

(ii) the Wilmington Acquisition Costs (irrespective of whether Seller consummates the Wilmington Acquisition); plus or minus, respectively

(iii) the Positive Closing Date Adjustment Amount or the Negative Closing Date Adjustment Amount, as applicable (subject to the terms and conditions set forth in Section 2.4); plus or minus

(iv) the prorations to be made on the Closing Date pursuant to Section 2.3(d), as applicable.

(b) Payment. Subject to the post-closing adjustment provided for in Section 2.4 below, if any, and the prorations provided for in Section 2.3(d) below, if any, the Purchase Price shall be payable as follows:

(i) At Closing, Purchaser shall (i) pay the Purchase Price less the Escrow Amount by wire transfer of immediately available funds to or on behalf of Seller pursuant to instructions delivered to Purchaser no later than one (1) Business Day prior to the Closing Date, and (ii) deposit the Escrow Amount with the Escrow Agent to be held in accordance with the provisions of Escrow Agreement; and

(ii) At Closing, Purchaser shall assume the Assumed Liabilities as provided in Section 3.1 below by executing the Assignment and Assumption Agreement and Bill of Sale.

Notwithstanding any provision of Section 2.3(b)(i) above, at Seller’s written direction, Purchaser and Purchaser Parent may set off the Reinvestment Amount from the Purchase Price in consideration for the issuance and delivery of the Reinvestment Shares at the simultaneous closing of the Stock Purchase Agreement at the Closing.

(c) Allocation. Seller and Purchaser agree that for purposes of this Agreement and the treatment for tax purposes of the transactions contemplated by this Agreement, the Purchase Price shall be allocated to the Wilmington Purchaser Equity Interests and the Purchased Assets and reported in accordance with Schedule 2.3(c), which schedule shall be prepared and agreed upon by the Parties at or prior to Closing based on the Purchased Assets set forth on the Estimated Closing Balance Sheet and thereafter based on post-closing adjustments to the Purchase Price and the Closing Balance Sheet, if any. Schedule 2.3(c) shall be prepared in accordance with U.S. Internal Revenue Service requirements and the applicable provisions of the Code. Neither Purchaser nor Seller shall take a position which is inconsistent with the allocation set forth in Schedule 2.3(c) unless required to do so under applicable Law.

(d) Closing Prorations. To the extent not included in the Assumed Liabilities, the following closing prorations and expenses shall be computed as of the Effective Time and paid by Seller or Purchaser, as the case may be, as follows: (A) personal property and real estate Taxes, installment payments of special assessment liens, sewer charges, utility charges and normally prorated operating expenses actually billed or paid as of the Closing Date; and (B) amounts owed by Seller or paid under the Contracts, if any, as of the Closing Date shall be prorated as of the Closing Date and be adjusted against the Purchase Price due at Closing; provided, that within sixty (60) days after the Closing, Purchaser and Seller will make a further adjustment for such taxes or charges which may have accrued or been incurred prior to the Closing Date, but which had not been billed or paid at that date and to the extent any amounts are outstanding under (A) and (B) above, and upon receipt of payment by Seller of such adjustment in Purchaser’s favor, Purchaser will be responsible for and pay any amounts due and owing. All prorations shall be made on the basis of number of days elapsed before and after Closing for the period that such amount is owing (with Seller being deemed the owner of the Acquired Business for the entire Closing Date), a 365-day calendar year, and the actual number of days in the applicable month.

(e) Costs. The Parties agree that they shall each be responsible for any fees and disbursements of counsel and any other consultants that they have engaged in connection with the transactions contemplated hereunder. Purchaser shall be solely responsible for any and all title insurance premiums and title insurance costs related to the Ohio Real Estate. Purchaser and Seller shall split (i) any and all fees and costs charged by the Escrow Agent in connection with its obligations under the Escrow Agreement and (ii) any and all recording fees, transfer taxes or any other fees or costs related to the transfer of the Ohio Real Estate to Purchaser .

2.4.  Closing and Post-Closing Adjustment.

(a) Estimated Closing Balance Sheet. Seller will prepare or cause to be prepared in good faith and delivered to Purchaser two Business Days prior to the Closing Date, an estimated closing balance sheet for the Acquired Business containing the Purchased Assets and the Assumed Liabilities and setting forth in reasonable detail its estimate of the net book value of the Purchased Assets as of immediately prior to the Effective Time and the book amount of the Assumed Liabilities as of immediately prior to the Effective Time, which shall include an estimate with respect to each account required in determining the Closing Working Capital (such balance sheet is referred to herein as the “Estimated Closing Balance Sheet”), which shall be prepared in form reasonably satisfactory to Purchaser. The Estimated Closing Balance Sheet will be prepared in accordance with GAAP, the books and records of the Seller and the methodologies and procedures set forth in Schedule 1.1 (it being agreed that if there is any conflict among any of the forgoing, GAAP shall govern and control), and shall include the accounts to be used in determining Closing Working Capital, and all the estimates thereon shall be reasonably determined in good faith.

(b) Closing Date Working Capital Adjustment. Subject to Section 2.4(f) hereof, the Purchase Price will be adjusted at Closing if the estimated Closing Working Capital is greater or less than $11,830,000.00 (the “Working Capital Target”). Subject to Section 2.4(f) hereof, if the estimated Closing Working Capital is greater than the Working Capital Target, then the Purchase Price will be increased accordingly on a dollar-for-dollar basis of the full amount of such excess (the “Positive Closing Date Adjustment Amount”) up to an aggregate increase to the Purchase Price of $870,000.00 (the “Positive Closing Date Adjustment Cap”) and if the estimated Closing Working Capital is less than the Working Capital Target, then the Purchase Price will be decreased on a dollar-for-dollar basis by the full amount of such deficiency (the “Negative Closing Date Adjustment Amount”).

(c) Final Closing Balance Sheet. Each of Purchaser and Seller shall have the right, exercisable within forty-five (45) days after the Closing Date, to require the Purchaser and the Acquired Business to provide to Purchaser and Seller a final closing balance sheet for the Acquired Business setting forth in reasonable detail the net book value of the Purchased Assets as of immediately prior to the Effective Time and the book amount of the Assumed Liabilities as of immediately prior to the Effective Time, which shall include each of the accounts required in determining the Closing Working Capital (such balance sheet is referred to herein as the “Closing Balance Sheet”) following the methodologies and procedures used in calculating the Estimated Closing Balance Sheet. The Seller shall be given reasonable access to the work papers and other materials used in the preparation of the Closing Balance Sheet. The Closing Balance Sheet and the determination of the Closing Working Capital shall be completed by Purchaser and delivered to Seller within thirty (30) days after a request is received therefor.

(d) Resolution of Disputes. In the event Seller does not agree as to the Closing Balance Sheet or to the amount of the Closing Working Capital determined by Purchaser, then Seller shall deliver to Purchaser a written statement describing with reasonable detail the basis for any such claim within 30 days after receiving the Closing Balance Sheet. Purchaser and Seller will use reasonable efforts to resolve any such claims themselves. If they do not obtain a final resolution within 75 days after the Closing Date, however, Purchaser and Seller will select a regional accounting firm mutually acceptable to them to resolve any remaining such claims. If Purchaser and Seller are unable to agree on the choice of an accounting firm, they will select a nationally recognized accounting firm by lot (after excluding any such firm engaged by Purchaser, Seller or their affiliates) (the “Arbitrating Accountant”). Upon submission to the Arbitrating Accountant for resolution, Purchaser and Seller shall each indicate in writing its position on each disputed matter. The Arbitrating Accountant shall make a written determination on each disputed matter no later than 120 days after the Closing Date and such determination will be conclusive and binding upon Purchaser and the Seller with respect to that disputed matter. The proposed Closing Balance Sheet and the Closing Working Capital will be revised as appropriate to reflect the resolution of any such claims pursuant to this Section 2.4(d). The fees and expenses of the Arbitrating Accountant shall be shared equally between Purchaser and Seller.

(e) Post-Closing Adjustments. Promptly, and in any event no later than the 10th Business Day after final determination of the Closing Working Capital in accordance with Sections 2.4(c) and 2.4(d), subject to Section 2.4(f) hereof:

(i) if the Closing Working Capital Adjustment is a positive number, then Purchaser shall pay by wire transfer of immediately available funds to Seller, an amount equal to such number and such additional amount shall be deemed an increase to the Purchase Price;

(ii) if the Closing Working Capital Adjustment is a negative number, then Seller shall pay by wire transfer of immediately available funds to Purchaser, an amount equal to such number and such amount shall be deemed a decrease to the Purchase Price; and

(iii) if the Closing Working Capital Adjustment is zero, then neither Purchaser nor Seller shall pay any amount to the other.

For purposes of this Section 2.4(e), “Closing Working Capital Adjustment” shall mean the amount by which the Closing Working Capital set forth on the Closing Balance Sheet is greater than or lower than the amount of the Closing Working Capital set forth on the Estimated Closing Balance Sheet, expressed as a positive number, if greater, or as a negative number, if lower.

(f) No adjustments to the Purchase Price pursuant to Sections 2.4(b) and 2.4(e) shall be payable by Purchaser or Seller to the other unless such adjustment is calculated to be at least $25,000, upon which the full amount of such adjustment shall be paid; provided, that the sum of the Positive Closing Date Adjustment Amount and the Closing Working Capital Adjustment shall in no event exceed the Positive Closing Date Adjustment Cap.

(g) Seller and Purchaser will make any work papers and back-up materials necessary for the preparation of the Estimated Closing Balance Sheet or the Closing Balance Sheet, and any books, records and financial staff of the Acquired Business, available to the other and their respective accountants and other representatives, and, in the event of a dispute involving the Closing Working Capital, to the Arbitrating Accountant, at reasonable times and upon reasonable notice at any time during (i) the preparation of the Estimated Closing Balance Sheet or the Closing Balance Sheet, and (ii) the resolution by Purchaser and Seller and/or the Arbitrating Accountant of any objections to the Closing Balance Sheet.

3.  ASSUMPTION OF LIABILITIES.

3.1.  Assumed Liabilities. At Closing, as evidenced by the Assignment and Assumption Agreement and Bill of Sale, Purchaser shall assume and be responsible for (i) the payment of all accounts payable, accrued expenses and other liability accounts of the Acquired Business unpaid as of the Effective Time to the extent that they are reflected on the Estimated Closing Balance Sheet or, if created, the Closing Balance Sheet, and are taken into account in the determination of Closing Working Capital in accordance with the methodologies and procedures set forth in Schedule 1.1 and (ii) any obligations or liabilities assumed by Purchaser as set forth in Sections 3.2, 3.3, and 9.7. Such obligations and liabilities are referred to herein as the “Assumed Liabilities”.

3.2.  Contracts. At Closing, (i) as evidenced by the Assignment and Assumption Agreement and Bill of Sale, Purchaser shall assume and be responsible for all Contracts transferred to Purchaser pursuant to Section 2.1(a) above and (ii) Purchaser shall assume the Union Agreement; provided, that (a) Purchaser shall not assume and shall have no Liability with respect to any obligations of Seller under the Contracts or the Union Agreement required therein to be performed by Seller at or prior to the Closing or arising out of any breach thereof at or prior to Closing, or (b) arising from a waiver or forbearance granted in favor of any party thereunder prior to the Closing, unless such waiver or forbearance is expressly set forth in the Contracts or described in Schedule 3.2 of the Disclosure Schedule.

3.3.  Prorated Items. To the extent not included in the Assumed Liabilities, Purchaser shall assume and be responsible for all utilities specified in Section 2.3(d) above provided Purchaser receives equivalent credits against the Purchase Price under that Section.

3.4.  No Further Assumption; Non-Assumed Liabilities. Purchaser does not and shall not assume any obligations or Liabilities of Seller other than the Assumed Liabilities. All obligations and Liabilities of Seller and the Acquired Business other than the Assumed Liabilities (the “Non-Assumed Liabilities”) shall remain with Seller and Seller shall be responsible for and timely pay and discharge as and when due all of the Non-Assumed Liabilities after the Closing Date, including (i) any liabilities for Taxes (a) relating to or arising out of the Business accruing prior to or on the Closing Date (including, without limitation, accrued sales taxes), (b) retained by the Seller pursuant to this Agreement, (c) of Seller or any other Person, whether pursuant to an agreement, by operation of Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), transferee or successor Liability, or otherwise, (ii) any Liabilities arising under Environmental Laws attributable to or incurred as a result of any acts, omissions, or conditions first occurring or in existence as of or prior to the Closing Date, including, but not limited to, Liabilities for the Release, handling, discharge treatment, storage, disposal, or presence of Materials of Environmental Concern, (iii) any Liabilities first occurring or in existence as of or prior to the Closing Date relating to (A) the employees of the Acquired Business or (B) any Benefit Plans maintained by the Seller or any Affiliate of the Seller or, to the extent Seller, Purchaser or Purchaser Parent is liable therefor, any of their respective predecessors, (iv) any Liabilities relating to Products placed in the stream of commerce by the Acquired Business or its predecessors on or prior to the Closing Date (provided that Purchaser shall be responsible for the first $50,000 of Liability in connection with any retrofitting or warranty work required in the Ordinary Course of Business with respect to Products placed in the stream of commerce by the Acquired Business, provided, further that any amounts paid under this Section 3.4(iv) shall in no way be included in the calculation of Losses pursuant to Section 13.4(a)(iv) or 13.4(a)(v)), (v) any Liabilities to the equityholders of the Seller; and (vi) except as set forth herein, any fees, costs or expenses of Seller in connection with legal, accounting, investment banking or any other services rendered in connection with the transactions contemplated by this Agreement and the Ancillary Documents.

4.  REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLER AND THE PURCHASED ASSETS. Except as set forth in the Disclosure Schedule, Seller represents and warrants to Purchaser and Purchaser Parent as follows:

4.1.  Organizational Matters Regarding Seller and the Wilmington Purchaser.

(a) Organization and Qualification; Power. Each of Seller and the Wilmington Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller is, and upon the closing of the Wilmington Acquisition, the Wilmington Purchaser shall be, duly qualified or licensed, as the case may be, and in good standing in each jurisdiction where the nature of the activities of its business or the character of its assets require such qualification, except where the failure to be so qualified would not have an adverse affect on the Seller, the Wilmington Purchaser or the Acquired Business. Each jurisdiction in which Seller and the Wilmington Purchaser is qualified is listed on Schedule 4.1(a) of the Disclosure Schedule. Seller has, and upon closing of the Wilmington Acquisition, the Wilmington Purchaser shall have, all requisite power and authority to own, lease and operate the Purchased Assets or the Wilmington Assets, as the case may be, and to carry on the Acquired Business or the Wilmington Business, as the case may be, as conducted by such party. The Seller has delivered to the Purchaser or its counsel correct and complete copies of its and the Wilmington Purchaser’s governing documents including their respective certificate of formation and operating agreement.

(b) Authorization; Validity. Seller has all requisite power and authority to enter into this Agreement, the Ancillary Documents to which it is a named party and the related agreements, documents and instruments referred to herein or contemplated hereby and to carry out its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement, the Ancillary Documents to which it is a named party and the related agreements, documents and instruments referred to herein or contemplated hereby and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary entity action on the part of the Seller. No further act or proceeding on the part of Seller is necessary to authorize this Agreement, the Ancillary Documents to which it is a named party or any related documents or instruments to be executed and delivered by Seller pursuant hereto or thereto or the consummation of the transactions contemplated hereby or thereby. This Agreement constitutes, and when executed and delivered the Ancillary Documents to which Seller is a named party and the related agreements, documents and instruments to be executed and delivered by Seller pursuant hereto will constitute the valid and legally binding obligations of Seller enforceable against it in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles.

(c) Compliance; Binding Effect. Except as set forth in Schedule 4.1(c) of the Disclosure Schedule, the execution, delivery and performance of this Agreement, the Ancillary Documents and the related agreements and instruments referred to herein or therein or contemplated hereby or thereby and the sale and transfer of the Purchased Assets and the Acquired Business will not: (i) violate any provision of the Certificate of Formation or Operating Agreement of Seller or any provision of applicable Law; (ii) constitute a default under, or constitute an event which with or without the giving of notice or the lapse of time or both would become a default under any Material Contract; (iii) violate or conflict with any Order to which either Seller, the Acquired Business or the Purchased Assets are subject or bound; (iv) result in the creation of a Lien on the Purchased Assets, or (v) result in the acceleration or give rise to a right to accelerate any of the Assumed Liabilities.

4.2.  Governmental Consents. Except as set forth in Schedule 4.2 of the Disclosure Schedule, no consent, approval, authorization, or other action by or filing with any Governmental Authority is required for the execution, delivery or performance by the Seller of this Agreement or the transactions contemplated by this Agreement.

4.3.  Financial. Schedule 4.3 of the Disclosure Schedule contains correct and complete copies of the Financial Statements. Except as indicated in the Disclosure Schedule, the Financial Statements were prepared in accordance with the policies and procedures of Seller, Seller’s books of account and records and GAAP consistently applied (it being agreed that if there is any conflict among any of the forgoing, GAAP shall govern and control) through the applicable periods involved, and present fairly in all material respects the financial condition of the Acquired Business as of the respective dates of such Financial Statements and the respective periods covered thereby, subject to ordinary course year end adjustments that may be made to the Interim Financial Statements. Except as set forth in Schedule 4.3 of the Disclosure Schedule, since December 31, 2005, there has been no change in the accounting methods or practices of Seller relating to the Acquired Business.

4.4.  Absence of Certain Changes. Except as set forth in Schedule 4.4 of the Disclosure Schedule and except as disclosed in the Financial Statements, since December 31, 2005, Seller has conducted the Acquired Business in the ordinary course of business. Without limiting the generality of the foregoing, except as disclosed in Schedule 4.4 of the Disclosure Schedule, since December 31, 2005 there has been no (i) change in the Acquired Business which has had a Material Adverse Effect, (ii) material damage, destruction or loss (whether or not covered by insurance) affecting the Purchased Assets or the Acquired Business, (iii) increase or commitment to increase the salaries, bonuses, severance or termination payments, rates of compensation, or other compensation or level of benefit with respect to any of the employees employed in the Acquired Business, except in the ordinary course of business and for the Employee Bonuses, (iv) termination of any previously existing contract, agreement or license which, if not terminated, would have been required to be listed on Schedule 4.10 of the Disclosure Schedule, other than expirations of such contracts, agreements or licenses in the ordinary course of business, or increase or decrease or commitment to increase or decrease the prices charged by the Seller to any of its customers or charged to the Seller by its suppliers in the ordinary course of business, (v) sale, lease, license or disposition of any material assets or property of the Acquired Business (other than the sale of Products in the ordinary course of business and tangible property that has been damaged or rendered obsolete); (vi) change in any accounting method used by Seller or adverse effect on Seller of any material change in any accounting method used by Seller; (vii) strike, work stoppage or slowdown with respect to the Acquired Business; (viii) receipt of any notice or adverse change in Seller’s relationship with any financial institution with which the Acquired Business currently does business; (ix) acceleration or delay of collection of notes or accounts receivable of the Acquired Business in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business; (x) acceleration or delay of payments of any accounts payable or other Liability of the Acquired Business beyond or in advance of its due date or the date when such Liability would have been paid in the ordinary course of business; (xi) failure to replenish inventories and supplies of the Acquired Business in the ordinary course of business, or entering into of any purchase commitment by the Acquired Business not in the ordinary course of business; (xii) acquisition by the Acquired Business of any significant part of the assets, capital stock, properties, securities or business of any other Person (other than the Wilmington Acquisition) (xiii) revaluation of any assets or properties or material write down or write off of the value of any assets or properties of the Acquired Business; (xiv) cancellation, termination or material reduction of a relationship by any single supplier or customer who accounted for more than 10% of the purchases or sales of the Seller, determined by reference to Seller’s fiscal year ended December 31, 2005; or (xv) agreement to do any of the foregoing.

4.5.  Powers of Attorney. No employee or agent of Seller hold powers of attorney to act with respect to the Purchased Assets or the Acquired Business.

4.6.  Litigation; Disputes.

(a) Except as set forth in Schedule 4.6(a) of the Disclosure Schedule, there is no suit, action, claim, or legal, administrative, arbitration, union grievances, mediation or other proceeding, or governmental investigation (“Litigation”) pending or, to the Knowledge of Seller, threatened by or before any Governmental Authority affecting Seller (as plaintiff or defendant), the Purchased Assets or the Acquired Business.

(b) Except as set forth in Schedule 4.6(b) of the Disclosure Schedule, there has been no Litigation commenced against Seller in the last three (3) years in connection with the Acquired Business other than (i) with respect to accounts receivable collection matters solely for money damages and not having amounts in controversy in excess of $50,000 and (ii) workers compensation claims that occurred in the Ordinary Course of Business.

4.7.  Licenses; Compliance With Laws and Regulations.

(a) Governmental Authorizations. Except as set forth in Schedule 4.7(a)(i) of the Disclosure Schedule or as relates to Environmental Laws (which are covered by Section 4.12), Seller has all material authorizations, consents, approvals, franchises, licenses and permits required under applicable Law for the operation and ownership of the Acquired Business and the Purchased Assets (the “Governmental Authorizations”) and Schedule 4.7(a)(ii) of the Disclosure Schedule lists all of the Governmental Authorizations material to the Acquired Business as conducted by Seller, except for Governmental Authorizations under Environmental Laws (which are covered by Section 4.12). All of the Governmental Authorizations have been duly issued or obtained and are in full force and effect, and Seller is in compliance with the terms and conditions of all of the Governmental Authorizations. To the Knowledge of Seller, no fact, condition, or violation exists which could cause the Governmental Authorizations not to be renewed by the appropriate Governmental Authorities in the ordinary course or which would, for each Government Authorization not being assigned to Purchaser at Closing, prevent Purchaser from obtaining the same Government Authorizations in the ordinary course.

(b) Compliance With Laws and Regulations. Except as set forth in Schedule 4.7(b) of the Disclosure Schedule, Seller is in compliance in all material respects with all applicable Laws relating to the operation of the Acquired Business, excluding Environmental Laws which are covered by Section 4.12 hereof.

4.8.  Title to and Condition of Property.

(a) Real Property. Except as set forth in Schedule 4.8(a)(i) of the Disclosure Schedule, the Ohio Real Estate and the Leased Real Property constitute all real property used in the Acquired Business. Set forth in Schedule 4.8(a)(ii) of the Disclosure Schedule is a list of all of the lease and sublease agreements and all other instruments granting leasehold interests, rights, options, or other interests, as amended to date (the “Leases”) relating to the Leased Real Property. A true, complete, and correct copy of each of the Leases has previously been made available to the Purchaser.

(b) Title. Except as provided in Schedule 4.8(b) of the Disclosure Schedule, Seller has good and marketable title to the Purchased Assets and the Wilmington Purchaser Equity Interests free and clear of any Liens, except Permitted Encumbrances and the Assumed Liabilities. Seller enjoys peaceful and undisturbed possession of the Leased Real Property and the Ohio Real Estate. No Person other than the Seller has any right to use or occupy any part of the Leased Real Property and the Ohio Real Estate. To the Knowledge of Seller, there are no pending or threatened condemnation or eminent domain proceedings with respect to or affecting any of the Ohio Real Estate or the Leased Real Property, and neither the Seller nor the Acquired Business has received any written notice in respect thereof.

(c) Condition. Except as provided in Schedule 4.8(c) of the Disclosure Schedule, all machinery, equipment and other material items of tangible property and assets included in the Purchased Assets, taken as a whole, are in good operating condition and repair for assets of their type and age, subject to normal wear and maintenance. Except as set forth on Schedule 4.8(c) of the Disclosure Schedule, to the Knowledge of Seller, all improvements located on the Ohio Real Estate and on the Leased Real Property are in a state of good maintenance and repair and in a condition adequate and reasonably suitable for the conduct therein of the business as conducted by the Acquired Business. Except as provided in the Schedule 4.8(c) of the Disclosure Schedule, no Person other than the Seller owns any machinery, equipment or other tangible assets or properties of the Acquired Business situated on the premises of the Acquired Business or used in its operations except for (i) items of equipment and machinery leased by Seller, and (ii) items of immaterial value owned by employees of the Seller. Except as set forth on Schedule 4.8(c) of the Disclosure Schedule, to the Knowledge of Seller, the heating, ventilation, air conditioning, roofing, plumbing and electrical systems at the Ohio Real Estate and the Leased Real Property are in working order and repair. To the Knowledge of Seller, the Acquired Business has not experienced any material interruption in such services provided to any of the premises located on the Ohio Real Estate and the Leased Real Property within the last year. To the Knowledge of Seller, no landlord under the Leased Real Property has any plans to make any material alterations to any of the Leased Real Property, the construction of which would interfere in any material respect with the use of any material portion of the Leased Real Property. To the Knowledge of Seller, no landlord under the Leased Real Property has any plans to make any material alterations to any of the buildings located on any Leased Real Property, the costs of which alterations would be borne in any part by a tenant under the applicable lease.

(d) Insurance. Schedule 4.8(d) of the Disclosure Schedule contains a list of all insurance policies which Seller maintains that cover the Acquired Business. To the Knowledge of Seller, such insurance policies are in full force and effect and Seller has not received any written notice of any cancellation of such insurance. The Seller has previously provided the Purchaser with true and complete copies of all of such insurance policies, as amended. Since December 31, 2001, the insurance policies of Seller relating to the Acquired Business provided adequate and customary coverage for the Acquired Business and, to the Knowledge of Seller, there have been no historical gaps in coverage. To the Knowledge of Seller (i) no insurance carrier or insurance agent of Seller has indicated that any of Seller’s insurance policies would not be renewed in the ordinary course, (ii) no insurance carrier of Seller is insolvent and (iii) the limits under all policies of Seller have not been exhausted or significantly diminished.

4.9.  Taxes.

(a) Except as set forth in Schedule 4.9 of the Disclosure Schedule, all Tax Returns and tax reports required to be filed with respect to the income, operations, business or assets of Seller or each affiliated, combined or unitary group (“Tax Group”) of which Seller has been a member (i) have been timely filed (or will be timely filed) with the appropriate Governmental Authorities for all periods ended on or prior to the Closing Date, (ii) are correct and complete in all material respects and reflect accurately all liability for Taxes of Seller or Seller’s Tax Group, as the case may be, for the periods to which such returns relate and (iii) all Taxes shown as payable on such Tax Returns have been paid (or will be timely paid), including (subject to Purchaser fulfilling its obligations specified in Section 9.10 hereof), any and all Taxes incurred or imposed as a result of the consummation of any of the transactions contemplated by this Agreement. No Governmental Authority of a jurisdiction in which the Company does not file Tax Returns has notified Seller that the Company may be liable to file Tax Returns in such jurisdiction.

(b) All Taxes that Seller or its Tax Group is required by Law to withhold or collect for all periods ending on or prior to the Closing Date have been timely withheld or collected, or adequately reserved for on the books and records of Seller, and have either been paid to the appropriate Governmental Authority or set aside and, to the extent required by Law, held in accounts for such purpose.

(c) Seller has previously delivered to Purchaser true, correct and complete copies of each of the federal, state, local, and other Tax Returns filed by Seller or its tax Group for the past three fiscal years which were due, without regard to any extensions granted, on or before the date hereof.

4.10.  Contracts and Commitments.

(a) Set forth on Schedule 4.10 of the Disclosure Schedule is a list of each of the following categories of (a) written contracts, instruments, leases, agreements, arrangements, undertakings and commitments to which the Seller is a party or otherwise bound and (b) oral contracts, agreements, commitments and understandings to which the Seller is a party or otherwise bound that (I) were either entered into or have material obligations which are performable after December 31, 2005, and (II) involve the receipt or delivery by the Acquired Business of an amount in excess of $25,000 (together with a brief description of the material terms of any such oral agreement), in each instance (a) or (b), relating to the Acquired Business or the Purchased Assets and which have obligations that remain outstanding (collectively, the “Material Contracts”): (i) agreements not to compete with any Person in any business or geographic territory, not to engage in any line of business or not to disclose information; (ii) real property leases, rental or occupancy contracts, or any other material contracts affecting the ownership of, purchase of, sale of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property; (iii) indentures, mortgages, promissory notes, loan agreements, Guaranties or other agreements for the borrowing, lending or investing of money or creating or reflecting a Lien on Purchased Assets; (iv) except for purchase or sale orders for the purchase of materials or supplies or for the sale of products entered into in the ordinary course of business, agreements involving receipt, potential receipt, payment or potential payment or other expenditure of more than $10,000 in the aggregate that is not cancelable on less than 1 months’ notice without the payment of a penalty or a payment for future products or services which will not be received or rendered; (v) warranties, guaranties and/or other similar undertakings extended by the Seller or the Acquired Business; (vi) agreements providing for the disposition of a material item of the Purchased Assets, other than in the ordinary course of business (for such purposes, a material Purchased Asset is one that is important to the operation of the Acquired Business, the disposition of which would prevent an orderly and uninterrupted continuation of operations and the replacement of which would unreasonably consume time and funds); (vii) consulting, employment collective bargaining and union agreements; (viii) agreements with sales representatives, dealers or distributors; (ix) partnership, joint venture or similar relationship agreements involving a sharing of profits, losses, costs or liabilities; (x) license, franchise or management agreements; (xi) agreements that are not cancelable on thirty (30) days or less notice without penalty; or (xii) any other agreement that the termination of which, or the expiration without renewal of which, would have a Material Adverse Effect.

(b) Seller has previously furnished to Purchaser true, complete and correct copies of all written agreements, as amended, required to be set forth on Schedule 4.10. Each of the Material Contracts is in full force and effect and is the valid and legally binding obligation of Seller and, to the Knowledge of Seller, the other parties thereto, each enforceable in accordance with its terms, subject only to bankruptcy, insolvency or similar laws affecting the rights of creditors generally and to general equitable principles. Seller has not received notice of its default under any of the Material Contracts, and, to the Knowledge of Seller, no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default by Seller thereunder. Seller has not received notice of the pending or threatened cancellation, revocation or termination of any of the Material Contracts, including, without limitation, any agreements relating to borrowed money to which Seller is a party or to which it or its assets are bound or subject, nor, to the Knowledge of Seller, are there any facts or circumstances that could lead to any such cancellation, revocation or termination.

(c) Seller has taken such actions as is set forth on Schedule 4.10(c) of the Disclosure Schedule.

4.11.  Intellectual Property.

(a) Schedule 2.1(e) contains a true and complete list of all Trademarks, Patents and Copyrights associated with the Purchased Assets or used in the Acquired Business. Seller owns the entire right, title and interest in and to the items listed in Schedule 2.1(e) free and clear of Liens, other than Permitted Encumbrances, and none of such items are subject to any pending or threatened Litigation or other adverse claims and, other than as set forth on Schedule 4.11 of the Disclosure Schedule, to the Knowledge of Seller, none of the items listed in Schedule 2.1(e) violate any Intellectual Property of any other Person. To the Knowledge of Seller, there are no facts or circumstances that would result in the invalidity or unenforceability of any of the items of Intellectual Property set forth in Schedule 2.1(e), and all filings with respect thereto required to keep such items effective and enforceable have been made by Seller. Except as set forth in Schedule 2.1(e), no licenses, sublicenses, covenants or agreements have been granted or entered into by Seller relating to any such Intellectual Property.

(b) Except as set forth on Schedule 4.11 of the Disclosure Schedule, the Seller owns, or has the valid right to use, all Intellectual Property affiliated with or used in connection with the Purchased Assets or the Acquired Business as presently conducted or as presently intended to be conducted, and all of such Intellectual Property will be transferred with the Purchased Assets.

(c) Set forth on Schedule 4.11 of the Disclosure Schedule is a complete and accurate list of (i) each agreement that is in effect pursuant to which the Acquired Business uses the Intellectual Property of another Person in any manner that is material to the conduct of the Acquired Business and (ii) each agreement that is in effect pursuant to which the Seller grants to another Person (A) the right to use an item of Intellectual Property affiliated or used in connection with the Acquired Business or the Purchased Assets.

(d) Except as set forth on Schedule 4.11 of the Disclosure Schedule, all Intellectual Property of the Seller affiliated or used in connection with the Acquired Business or the Purchased Assets are valid and subsisting, in full force and effect, and have not been cancelled, expired, or abandoned.

(e) The Seller takes reasonable measures to protect the confidentiality of the material Trade Secrets of the Acquired Business. To the Knowledge of Seller, except as set forth on Schedule 4.11 of the Disclosure Schedule, no material Trade Secret of the Acquired Business has been improperly disclosed or has been misappropriated by another Person.

(f) Except as set forth on Schedule 4.11 of the Disclosure Schedule, to the Knowledge of Seller, the conduct of the business of the Acquired Business, as currently conducted or as currently intended to be conducted, does not infringe or misappropriate the Intellectual Property rights of any Person. Except as set forth on Schedule 4.11 of the Disclosure Schedule, neither the Seller nor the Acquired Business has received written notice, or, to the Knowledge of Seller, oral notification that (i) the conduct of the business of the Acquired Business infringes any Intellectual Property rights owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe) or is defamatory or violative in any way of any publicity, privacy, or other rights; or (ii) any interference or cancellation proceeding exists before any court or registration authority in any jurisdiction against the Intellectual Property affiliated with or used by the Acquired Business.

(g) Except as set forth on Schedule 4.11 of the Disclosure Schedule, to the Knowledge of Seller, no third party is misappropriating, infringing, diluting, or otherwise violating any Intellectual Property affiliated with or used in connection with the Acquired Business or the Purchased Assets, and no such claims are pending against a third party by the Seller.

(h) Except as set forth on Schedule 4.11 of the Disclosure Schedule, after the deliveries provided for in this Agreement have occurred, neither the Seller Principals nor any current or former officer, manager, member or employee of the Seller (or any family member thereof) will retain any rights of ownership or use with respect to Intellectual Property affiliated with or used in connection with by the Acquired Business or the Purchased Assets.

(i) Except as set forth on Schedule 4.11 of the Disclosure Schedule, the Seller owns or has the right to use all Software used in the Acquired Business or in connection with the Purchased Assets. No unlicensed copies of any mass market Software that is available in consumer retail stores or otherwise commercially available and subject to "shrink-wrap" or "click-through" license agreements have been installed or maintained on any of the computers or computer systems of the Acquired Business or the Purchased Assets.

4.12.  Environmental Matters.

(a) Seller does not have, and to the Knowledge of Seller, is not required to have, any authorizations, consents, approvals, franchises, licenses and permits required under applicable Environmental Law which are material to its operation and ownership of the Acquired Business and the Purchased Assets.

(b) Except as set forth on Schedule 4.12(b) of the Disclosure Schedule, there is no Environmental Claim pending against Seller or, to the Knowledge of Seller, threatened against Seller or the Purchased Assets and, to the Knowledge of Seller, there exist no facts or circumstances that would reasonably be expected to result in the institution of any such Environmental Claim. The Seller has not received notice of any material penalty, damages or other costs being assessed or awarded against the Seller relating to any Environmental Claims; and no settlement or agreement in respect of an Environmental Claim has been entered into by the Seller; and except as set forth on Schedule 4.12(b) of the Disclosure Schedule, to the Knowledge of Seller, no investigation or review has been done by or at the request or direction of a Governmental Authority with respect to the Seller or any of its respective properties relating to compliance with Environmental Laws.

(c) Except as set forth on Schedule 4.12(c), to the Knowledge of Seller, the Seller has not, and no prior owner, operator or lessee of the Ohio Real Estate has, handled any Materials of Environmental Concern in violation of Environmental Law (in such a manner as would be likely to result in a material Liability of the Seller or the Purchaser) on any property now or previously owned, operated or leased by the Seller and, without limiting the foregoing, to the Knowledge of Seller (A) no polychlorinated biphenyls are or have been Released, transported, disposed of or stored in violation of Environmental Law, (B) no asbestos is or has been present, (C) there are no underground or above ground storage tanks, active or abandoned which are in violation of Environmental Law, (D) no Hazardous Material has been Released in a quantity reportable under, or in violation of, or which would be reasonably expected to result in material Liability, in each instance (A)-(D) (I) at, on, under or from any property now or previously owned, operated or leased by the Seller, during any period that the Seller owned, operated or leased such property or, to the Knowledge of Seller, prior thereto or (II) which would otherwise be reasonably expected to result in a material Liability of the Seller or the Purchaser.

(d) The Seller has not received any notice that Seller or any of its contractors, agents or employees has, and to the Knowledge of Seller the Seller nor any of its contractors, agents or employees has, transported or arranged for the transportation of any Materials of Environmental Concern to a location which would reasonably be expected to result in an Environmental Claim(s) which would be a material Liability of the Seller or the Purchaser.

(e) No written or, to the Knowledge of Seller, oral notification of a Release of Materials of Environmental Concern has been filed by or on behalf of the Seller and, to the Knowledge of Seller, no property now or previously owned, operated or leased by the Seller is listed or, to the Knowledge of Seller, proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean up.

(f) Except as set forth on Schedule 4.12(f), since January 1, 2001, there have been no material environmental investigations, studies, audits, tests, reviews or other analyses or reports thereof which were conducted by, or which are in the possession of, the Seller for any property or facility now or previously owned, operated or leased by the Seller which have not been delivered or made available to Purchaser prior to the execution of this Agreement.

4.13.  Transactions with Affiliates; Related Parties.  Except as set forth on Schedule 4.13 of the Disclosure Schedule, since December 31, 2005, the Acquired Business has not engaged in any material transaction with any entity owned or controlled by Seller on other than an arm’s length basis. Except as set forth on Schedule 4.13, neither Seller nor any current or former (within the past three years) manager, member, officer or employee of Seller, or, to the Knowledge of Seller, any of their family members (individually a “Related Party” and collectively the “Related Parties”), or any Affiliate of Seller or, to the Knowledge of Seller, any Affiliate of any Related Party: (i) owns, directly or indirectly, any interest in any Person that is a competitor of the Acquired Business, or a supplier or customer of the Acquired Business (except as an owner of five percent or less of the stock of any company listed on a national securities exchange or traded in the over-the-counter market); (ii) owns, directly or indirectly, in whole or in part, any property, asset or right, real, personal or mixed, tangible or intangible (including, but not limited to, any of the intangible property) that is utilized in the operation of the Acquired Business; (iii) has an interest in or is, directly or indirectly, a party to any contract, agreement, lease or arrangement relating to the Acquired Business or the Purchased Assets; or (iv) has any cause of action or other claim whatsoever against the Acquired Business or the Purchased Assets.

4.14.  Benefit Plans.

(a) Except for the Existing Plans, neither Seller nor the Acquired Business maintains or contributes to any Benefit Plan. Seller has made available to Purchaser copies of each of the Existing Plans for which written documentation exists, together with copies of any summary plan description thereof. Since December 31, 2001, Seller has not maintained or had an obligation to contribute to, or incurred any other obligation in respect of (i) a multiemployer plan within the meaning of Section 3(37) of ERISA, (ii) a plan subject to Section 412 of the Code or Title I, Subtitle B, Part 3 or Title IV of ERISA, or (iii) a funded welfare benefit plan, as defined in Section 419 of the Code.

(b) With respect to each Benefit Plan, Seller has heretofore delivered or caused to be delivered or made available to Purchaser true, correct and complete copies of (i) all documents which comprise the current version of each of such Benefit Plan, including any related trust agreements, insurance contracts, or other funding or investment contracts and any amendments thereto, and (ii) with respect to each Benefit Plan that is an “employee benefit plan,” as defined in Section 3(3) of ERISA, (w) the most recent Annual Report (Form 5500 Series) and accompanying schedules for each of the Benefit Plans for which such a report is required, (x) the current summary plan description (and any summary of material modifications thereto), (y) the most recently filed certified financial statements for each of the Benefit Plans for which such a statement is required or was prepared, and (z) for each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, the most recent IRS determination letter issued with respect to such Benefit Plan. Except as set forth in Schedule 4.14 of the Disclosure Schedule, since the date of the documents delivered, there has not been any material change in the assets or liabilities of any of the Benefit Plans or any change in their terms and operations which could reasonably be expected to affect or alter the Tax status or materially affect the cost of maintaining such Benefit Plan, and none of the Benefit Plans has been or will be amended prior to the Closing Date.

(c) Except as set forth in Schedule 4.14 of the Disclosure Schedule (a) no complete or partial termination or wind up of any Benefit Plan has occurred since December 31, 2001, or is expected to occur; (b) full payment has been timely made of all amounts which the Seller is required, under applicable Law or under any Benefit Plan or any contract relating to any Benefit Plan to which the Seller is a party, to have paid, including all contributions and premiums thereunder, as of the last day of the most recent fiscal year of such Benefit Plan ended prior to the date hereof; (c) the Seller has made adequate provisions in its financial records and statements, in accordance with GAAP, for all obligations and liabilities under all Benefit Plans that have accrued but have not been paid because they are not yet due under the terms of any Benefit Plan (or any related trust, insurance contract, other related contract or fund); (d) each Benefit Plan (and each related trust, insurance contract, other related contract or fund) has been maintained, funded and administered in accordance with the terms of such Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and operation with the applicable requirements of ERISA, the Code and other applicable Law; (e) all required reports and descriptions have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each Benefit Plan; and (f) the requirements of COBRA have been met with respect to each Benefit Plan subject to COBRA.

4.15.  Product Warranties; Products.

(a) Schedule 4.15 of the Disclosure Schedule includes copies of Seller’s standard terms and conditions of Product sales made. Except as set forth in Schedule 4.15 of the Disclosure Schedule, there are not any pending claims against Seller for breach of an express or implied warranty applicable to Products of the Acquired Business sold by Seller and, to the Knowledge of Seller, there is no such claim threatened.

(b) Seller has not received notice of any, and to the Knowledge of Seller there are not any, set of facts that (i) could furnish a basis for the recall, withdrawal or suspension of any Product, Governmental Authorization, approval or consent of any Governmental Authority with respect to any Product, (ii) could furnish a basis for the recall, withdrawal or suspension of any Product by Order of any state, federal or foreign court of law, or (iii) could otherwise cause Seller or the Acquired Business to recall, withdraw or suspend any Product from the market or to change the marketing classification of any Product. Seller has not received notice of any, and to the Knowledge of Seller there are not any, Defects in the Products that is reasonably likely to give rise to any Losses or that will cause such Product not to be useable as intended or marketed.

4.16.  Inventory. The quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable and warranted in the present circumstances of the Seller conducting the Acquired Business in the ordinary course of business. To the Knowledge of Seller, all work in process and finished goods inventory held by the Seller is free of any material Defect or other material deficiency. Except as set forth in Schedule 4.16 of the Disclosure Schedule, the inventory of finished goods of the Acquired Business taken into account in the determination of the Closing Working Capital (excluding any such inventory included in any inventory reserve or inventory write down or write off taken into account in the determination of the Closing Working Capital) has been manufactured in accordance with customer specifications as set forth in the applicable purchase order. Except as set forth in Schedule 4.16 of the Disclosure Schedule, since December 31, 2005, no inventory items have been sold or disposed of except in the ordinary course of business.

4.17.  Accounts Receivable and Bad Debts. The accounts receivable of the Seller arising from the Acquired Business and taken into account in the determination of the Closing Working Capital (excluding any such accounts receivable included in any bad debt reserve, allowance for doubtful accounts, write down or write off taken into account in the determination of the Closing Working Capital) are valid and genuine and have arisen solely out of bona fide sales of goods delivered to the customers of Seller, or the performance of services or other business transactions of Seller, in the ordinary course of business of the Acquired Business. Except as set forth in Schedule 4.17 of the Disclosure Schedule, Seller has no standard terms of sale.

4.18.  Employees. Seller has complied in all material respects with all applicable Laws relating to the employment of labor relating to the operation of the Acquired Business, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, age, pregnancy, disability and sex discrimination and the payment of social security and other Taxes due in respect thereof. A list of the names and titles of and current annual base salary or hourly rates for all employees of the Acquired Business, together with a statement of the full amount and nature of any bonuses and other compensation paid or payable to or accrued for each such employee is entitled, has been delivered to Purchaser from Seller. Seller does not have any contracts of employment with any of the employees of the Acquired Business. Except as set forth in Schedule 4.18 of the Disclosure Schedule, there is no employment contract, employee benefit or incentive compensation plan or program, severance policy or program or any other plan or program to which the Seller is a party (a) that is or could, pursuant to its terms, be triggered or accelerated by reason of or in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement or (b) which contains “change in control” provisions pursuant to which the payment, vesting or funding of compensation or benefits is triggered or accelerated by reason of or in connection with the execution of or consummation of the transactions contemplated by this Agreement.

4.19.  Necessary Property. Except as set forth in Schedule 4.19 of the Disclosure Schedule, the Purchased Assets, together with the assets subject to leases or licenses included in the Assumed Liabilities, contains all of the real, personal and mixed property, whether tangible or intangible, (i) necessary to operate the Acquired Business in the manner and to the extent presently conducted by Seller and (ii) used principally in the Acquired Business. Other than the Purchased Assets, no real, personal or mixed property, whether tangible or intangible, or owned, leased, or licensed, is currently being used in the conduct of the Acquired Business in the manner presently conducted by Seller other than the Retained Assets.

4.20.  Labor.

(a) Except for the Union Agreement and as set forth in Schedule 4.20 of the Disclosure Schedule, Seller is not a party to any collective bargaining or similar agreement. Except as set forth in Schedule 4.20 of the Disclosure Schedule, no labor organization or group of employees of the Acquired Business has made a demand for recognition, has filed a petition seeking a representation proceeding or given notice to Seller or the Acquired Business of any intention to hold an election of a collective bargaining representative during the past three years.

(b) There is no strike, sympathy strike, sit-down, slow-down, stay-in, sick-out, walk-out, picketing, work stoppage, retarding of work or boycott that is materially and adversely affecting the Acquired Business (all of the foregoing referred to as “Work Interference”), and, to the Knowledge of Seller, there are none pending or threatened and no claims have been made or are pending or exist that are reasonably likely to give rise to any Work Interference. Seller has not suffered any strike, slowdown, picketing or work stoppage by any group of employees that has materially and adversely affected the Acquired Business during the past three years.

(c) Since January 1, 2006, Seller has not engaged in any reduction in force which triggers obligations under the WARN Act.

(d) To the Knowledge of Seller, Seller has not engaged contractors who are not in compliance with the Fair Labor Standards Act, including provisions relating to the use of “oppressive child labor” or “oppressive industrial work”.

(e) Except as set forth on Schedule 4.20 of the Disclosure Schedule, Seller is in full and complete compliance with all present and past collective bargaining agreements, memoranda of agreement, side letters, court, administrative, arbitration, ADR, or mediation decisions or awards, wage or benefit schedules and all other documents which reflect or pertain to understandings or practices communicated or agreed upon between Seller and any union representatives. Except as set forth on Schedule 4.20 of the Disclosure Schedule, there are no complaints, charges, claims, allegations or grievances pending or, to the Knowledge of Seller, threatened, that pertain to: (i) any federal, state or local labor, employment, wage or hour, workers compensation, disability or unemployment law, regulation or ordinance; (ii) any claim for wrongful discharge, breach of employment contract or employment-related tort; or (iii) any breach of restrictive covenant, non-competitive agreement or employee confidentiality agreement. Neither the Seller nor the Acquired Business has received notice that an unfair labor practice charge or complaint against the Seller or the Acquired Business is pending before the National Labor Relations Board or any similar state or foreign agency, nor, to the Knowledge of Seller, has such a charge or complaint been threatened.

(f) A true and complete copy of each current material written personnel policy, rule and procedure applicable to employees of the Seller or the Acquired Business has been delivered or made available to Purchaser and is listed on Schedule 4.20 of the Disclosure Schedule.

4.21.  Guaranties. Except as set forth on Schedule 4.21, Seller is not a party to any Guaranty in connection with the Acquired Business, and no Person is a party to any Guaranty for the benefit of Seller in connection with the Acquired Business.

4.22.  Customers and Suppliers; Supplies.

   (a) Schedule 4.22(a) of the Disclosure Schedule sets forth (a) a list of the ten largest customers (measured by dollar volume) of the Acquired Business for the twelve-month period ending December 31, 2005 and the six-month period ending June 30, 2006, together with the approximate total sales to each such customer; and (b) a list of the ten largest suppliers of the Acquired Business, together with the approximate total amount of purchases made from such suppliers for the twelve-month period ending December 31, 2005 and the six-month period ending June 30, 2006 (collectively, the “Material Customers and Suppliers”). Except as set forth on Schedule 4.22(a) of the Disclosure Schedule, Seller has not received notice of, and to the Knowledge of Seller, there has not been, or will not be, any change that has had, may have, or will have a Material Adverse Effect on the relations of Seller with the Material Customers and Suppliers as a result of the announcement or consummation of the transactions contemplated by this Agreement and Seller has not received notice that any of the Material Customers and Suppliers has terminated or is contemplating terminating its relationship with Seller, and to the Knowledge of Seller, none of the Material Customers and Suppliers are contemplating terminating its relationship with Seller. Seller has not received notice of any, and to the Knowledge of Seller there has been no, work stoppage or other material adverse circumstances or conditions that may jeopardize or adversely affect its future relationship with any of the Material Customers and Suppliers. Seller does not have any pending disputes or controversies with (i) any of the Material Customers and Suppliers or (ii) any customers, suppliers, or distributors which dispute or controversy would reasonably be expected to have a Material Adverse Effect. Seller has not received notice of any and, to the Knowledge of Seller, there has not been any, state of facts which is reasonably likely to impair the relationship of the Acquired Business with any of the Material Customers and Suppliers.

(b) Schedule 4.22(b) sets forth a list of all customers of the Acquired Business with annual purchases from Seller in excess of $25,000 which either commenced or ceased doing business with Seller during the twelve month period ending June 30, 2006.

4.23.  Absence of Certain Business Practices.

   (a) None of Seller or the Related Parties or, to the Knowledge of Seller, any other Person acting on behalf of Seller or the Acquired Business or any individual related to any of the foregoing Persons, acting alone or together, has with respect to the business or activities of Seller or the Acquired Business: (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, trading company, shipping company, governmental employee or other Person with whom Seller has done business directly or indirectly; or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, governmental employee or other Person who is or may be in a position to help or hinder the business of Seller (or assist Seller in connection with any actual or proposed transaction) which (i) may subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on Seller or the Acquired Business or (iii) if not continued in the future, may materially adversely affect the Acquired Business or subject Seller or the Acquired Business to suit or penalty in any private or governmental litigation or proceeding. The Seller has conducted its business in a manner that complies with the U.S. Foreign Corrupt Practices Act.

(b) Seller has not operated any business other than the Acquired Business.

4.24.  Insolvency. Seller is able to pay its debts as they mature and the transfer of the Purchased Assets by Seller to Purchaser in accordance with the terms of this Agreement shall not constitute a voidable preference or transfer in fraud of any creditor under applicable federal or state insolvency law.

4.25.  Banking Relationships. Schedule 4.25 of the Disclosure Schedule sets forth the names and locations of the primary bank accounts of the Seller used in connection with the Acquired Business. The Seller does not have any lockboxes and is not subject to any lockbox requirements by its lenders.

4.26.  Brokerage. Except as set forth on Schedule 4.26 of the Disclosure Schedule, no Person provided services as a broker, agent or finder on behalf of Seller or Seller Principals in connection with the transactions contemplated hereby.

4.27.  FIRPTA. The Seller is not a “foreign person” within the meaning of Section 1445 of the Code. The Seller is not a U.S. real property interest within the meaning of Treasury Regulations Section 1.897-2(g)(1)(ii), (h)(1)(ii) or Section 1.1445-2(c)(3)(i).

OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 4.1(a), THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 4 OF THIS AGREEMENT SHALL IN NO WAY BE DEEMED TO APPLY TO THE WILMINGTON BUSINESS, THE WILMINGTON ACQUISITION OR THE WILMINGTON ASSETS. PURCHASER ACKNOWLEDGES THAT SELLER SHALL HAVE NO LIABILITY TO PURCHASER OR PURCHASER PARENT WITH RESPECT TO SUCH MATTERS AND PURCHASER AND PURCHASER PARENT SHALL LOOK SOLELY TO THE WILMINGTON SELLER AND THE REPRESENTATIONS AND WARRANTIES OF THE WILMINGTON SELLER IN THE WILMINGTON TRANSACTION DOCUMENTS IN CONNECTION WITH THE SAME. PURCHASER AND PURCHASER PARENT ACKNOWLEDGE THAT THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 4 ARE SOLELY FOR THE BENEFIT OF PURCHASER, PURCHASER PARENT AND THEIR SUCCESSORS AND PERMITTED ASSIGNS. EXCEPT AS SET FORTH IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS AND THE OTHER DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY TO BE DELIVERED AT CLOSING, THE SELLER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY REPRESENTATION OR WARRANTY REGARDING THE CONDITION, QUALITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY PURCHASED ASSET AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

5.  REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PURCHASER AND PURCHASER PARENT. Purchaser and Purchaser Parent jointly and severally represent and warrant to Seller that:

5.1.  Organizational Matters Regarding Purchaser and Purchaser Parent.

(a) Organization and Qualification; Power. Each of Purchaser and Purchaser Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Purchaser and Purchaser Parent is duly qualified or licensed, as the case may be, and in good standing in each jurisdiction where the nature of the activities of its business or the character of its assets require such qualification, except where the failure to be so qualified would not have an adverse affect on such party.

(b) Authorization; Validity. Each of Purchaser and Purchaser Parent has all requisite power and authority to enter into this Agreement, the Ancillary Documents to which it is a named party and the related agreements, documents and instruments referred to herein or contemplated hereby and to carry out its obligations hereunder and thereunder. The execution and delivery by each of Purchaser and Purchaser Parent of this Agreement, the Ancillary Documents to which it is a named party and the related agreements, documents and instruments referred to herein or contemplated hereby and the consummation by Purchaser and Purchaser Parent of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Purchaser and Purchaser Parent and, if necessary, the shareholders of Purchaser and Purchaser Parent. No further act or proceeding on the part of each of Purchaser or Purchaser Parent is necessary to authorize this Agreement, the Ancillary Documents to which it is a named party or any related documents or instruments to be executed and delivered by Purchaser or Purchaser Parent pursuant hereto or thereto or the consummation of the transactions contemplated hereby or thereby. This Agreement constitutes, and when executed and delivered the Ancillary Documents to which Purchaser or Purchaser Parent is a named party and the related agreements, documents and instruments to be executed and delivered by Purchaser and Purchaser Parent pursuant hereto will constitute the valid and legally binding obligations of Purchaser and Purchaser Parent, as the case may be, enforceable against such party in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally, and by general equitable principles.

(c) Compliance; Binding Effect. The execution, delivery and performance of this Agreement, the Ancillary Documents and the related agreements and instruments referred to herein or therein or contemplated hereby or thereby and the purchase of the Purchased Assets and the assumption of the Assumed Liabilities will not: (i) violate any provisions of the Certificate of Incorporation or Bylaws of Purchaser or Purchaser Parent or any provision of applicable Law; (ii) constitute a default under, or constitute an event which with or without the giving of notice or the lapse of time or both would become a default under any material contract to which Purchaser or Purchaser Parent is a party or by which Purchaser or Purchaser Parent is bound; or (iii) violate or conflict with any Order to which Purchaser or Purchaser Parent is subject or bound.

5.2.  Governmental Consents. No consent, approval, authorization, or other action by or filing with any Governmental Authority is required for the execution, delivery or performance by Purchaser or Purchaser Parent of this Agreement or the transactions contemplated by this Agreement.

5.3.  Litigation. To the knowledge of Purchaser and Purchaser Parent, there is no action, claim, suit or proceeding pending or threatened against Purchaser which questions the legality, validity or propriety of the transactions contemplated by this Agreement.

5.4.  Brokerage. Except as set forth on Schedule 5.4, no Person provided services as a broker, agent or finder on behalf of Purchaser or Purchaser Parent in connection with the transactions contemplated hereby.

EXCEPT AS SET FORTH IN THIS AGREEMENT, THE ANCILLARY DOCUMENTS AND THE OTHER DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY TO BE DELIVERED AT CLOSING, NEITHER PURCHASER NOR PURCHASER PARENT MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND WHATSOEVER AND ANY SUCH REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED. SELLER ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 5 ARE SOLELY FOR THE BENEFIT OF SELLER AND ITS SUCCESSORS AND PERMITTED ASSIGNS.

6.  CLOSING.

6.1.  Closing Date. Provided that (i) each of the conditions set forth in Section 10 and 11 are satisfied or waived, The Closing of the transactions provided for herein shall take place on October 3, 2006, or on such other date as is mutually agreeable to Seller and Purchaser; provided, that upon receipt of a Material Disclosure Schedule Change by Purchaser within seven (7) Business Days prior to the Closing Date, Purchaser may, at its election in writing, delay the Closing Date to the date that is up to seven (7) Business Days after its receipt of such Material Disclosure Schedule Change in order for it to further investigate the matters described therein. The consummation of the transactions contemplated hereby shall be effective as of the Effective Time.

6.2.  Closing Deliveries. The following items shall be delivered by the Parties at Closing:

(a) By Seller. At the Closing, Seller shall execute and deliver to, or cause to be executed and delivered to, the Purchaser the following:

(i) bills of sale, assignment documents and other instruments of transfer duly executed by the Seller, which are reasonably requested by Purchaser to vest in Purchaser title to the Purchased Assets, including a bargain and sale with covenants against grantor’s acts type deed with respect to the transfer of the Ohio Real Estate;

(ii) the Assignment and Assumption Agreement and Bill of Sale and the Escrow Agreement, each duly executed by the Seller;

(iii) a certificate reasonably acceptable to Purchaser, dated the Closing Date, executed by the Secretary of Seller certifying, representing and warranting (i) the adoption of resolutions of the Board of Managers of Seller authorizing the execution, delivery and performance of this Agreement and the related agreements, documents and instruments referred to herein and the respective transactions contemplated hereby and thereby, and (ii) a true and complete copy certified certificate of formation (as filed with the Secretary of State of the State of Delaware) and the operating agreement of Seller, each as amended through the Closing;

(iv) a certificate reasonably acceptable to Purchaser, dated the Closing Date, executed by the President of Seller, certifying, representing and warranting that (i) as of the Closing the conditions set forth in Sections 10.1, 10.2, and 10.5 have been satisfied and (ii) the Audited Financial Statements were prepared in accordance with Seller’s books of account and records and GAAP and present fairly in all material respects the financial condition of the Acquired Business as of the respective dates of such Audited Financial Statements and the respective periods covered thereby;

(v) an assignment of the lease pertaining to the Leased Real Property, executed by Seller (together with applicable landlord consents), and an estoppel and non-disturbance agreement from the landlord of the Leased Real Property in a form reasonably satisfactory to Purchaser;

(vi) a good standing certificate from the jurisdiction of Seller’s organization and from the States of Ohio and Illinois dated not more than thirty (30) days prior to the Closing Date;

(vii) a certificate in form and substance reasonably acceptable to Purchaser establishing that the transactions contemplated by this Agreement are not subject to withholding under Section 1445 of the Code;

(viii) an executed Restrictive Covenant Agreement from each of the Seller Principals in the forms annexed hereto as Exhibits D(i), (ii) and (iii);

(ix) the Employment and Consulting Agreements as executed by each employee or consultant, as the case may be, named as a party thereto;

(x)  the Stock Purchase Agreement executed by Seller;

(xi) final executed payoff and termination letters and Lien and mortgage releases in a form reasonably satisfactory to Purchaser (and suitable for filing with appropriate Governmental Authorities) in connection with the termination of the Indebtedness set forth on Schedule 6.2(a)(xi) attached hereto and any other debt for borrowed money that is secured by the assets of the Acquired Business;

(xii) appropriate documentation executed by Seller consenting to the transfer of all trade names, assumed names and foreign qualifications filed by Seller referencing the name “Concord Steel”, “Concord Steel Company LLC”, or “Concord Steel Company of Illinois LLC” (or any derivative thereof) in form suitable for filing with the appropriate Governmental Authorities in Delaware, Illinois and Ohio; and

(xiii) a favorable opinion of counsel to Seller, in form reasonably satisfactory to counsel to Purchaser, in connection with this Agreement and the transactions contemplated hereby (and, to the extent such opinions are required by any of the lenders to the Purchaser as a condition to making the loans to the Purchaser referenced in the Commitment Letter, together with a reliance letter or reliance language in favor of Purchaser’s lender(s) set forth in the Commitment Letter on commercially reasonable terms and conditions and subject to commercially reasonable qualifications as agreed by Seller and Purchaser’s Lender(s)).

(b) By Purchaser. At the Closing, Purchaser shall execute and deliver to, or cause to be executed and delivered to, the Seller the following:

(i) the Assignment and Assumption Agreement and Bill of Sale and the Escrow Agreement, each duly executed by Purchaser;

(ii) an assumption of the lease pertaining to the Leased Real Property, executed by Purchaser;

(iii) a certificate reasonably acceptable to Seller, dated the Closing Date, executed by an officer of Purchaser, certifying, representing and warranting (i) the adoption of resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the related agreements, documents and instruments referred to herein and the respective transactions contemplated hereby and thereby, and (ii) a true and complete copy of the Certificate of Incorporation of Purchaser (as filed with the Secretary of State of Delaware) and the Bylaws of Purchaser;

(iv) a certificate reasonably acceptable to Seller, dated the Closing Date, executed by an officer of Purchaser Parent, certifying, representing and warranting (i) the adoption of resolutions of the Board of Directors of Purchaser Parent authorizing the execution, delivery and performance of this Agreement and the related agreements, documents and instruments referred to herein and the respective transactions contemplated hereby and thereby, and (ii) a true and complete copy of the Certificate of Incorporation of Purchaser (as filed with the Secretary of State of Delaware) and the Bylaws of Purchaser Parent;

(v) a certificate reasonably acceptable to Seller, dated the Closing Date, executed by an officer of Purchaser and Purchaser Parent, certifying, representing and warranting that, as of the Closing the conditions set forth in Sections 11.1 and 11.2 have been satisfied;

(vi) a resale certificate with respect to the inventory included in the Purchased Assets, duly executed by Purchaser;

(vii) payment by wire transfer of the Purchase Price less the Escrow Amount to Seller and the deposit of the Escrow Amount with the Escrow Agent as provided in Section 2.3(b) of this Agreement;

(viii) the Employment and Consulting Agreements executed by Purchaser Parent;

(ix) the Stock Purchase Agreement executed by Purchaser; and

(x) a favorable opinion of special counsel to Purchaser, in form reasonably satisfactory to counsel to Seller, in connection with this Agreement and the transactions contemplated hereby.

7.  COVENANTS AND AGREEMENTS OF SELLER.

7.1.  Access to Information and Records; Assistance. During the period prior to the Closing, Seller shall provide Purchaser and its proposed lenders and investors, and their respective counsel, accountants and other representatives (i) reasonable access, at times reasonably agreed to by Seller, to the facilities, properties, books, records, contracts and documents of the Acquired Business for the purpose of such inspection, investigation, copying and testing as such parties reasonably deem appropriate in connection with the transactions contemplated by this Agreement and furnish to Purchaser and its representatives all information (including financial and operating data and reports) with respect to the business and affairs of the Acquired Business as Purchaser may reasonably request from time to time, (ii) with the prior consent of the Seller in each instance (which shall not be unreasonably withheld or delayed), access to managers, officers, accountants, employees, agents and representatives for the purposes of such meetings and communications as Purchaser reasonably desires, (iii) with the prior consent of the Seller in each instance, access to vendors, customers and others having business dealings with the Acquired Business, and (iv) reasonable assistance in connection with the securing of financing for the purchase of the Acquired Business, including the preparation of summary data as may be reasonably requested. Purchaser shall coordinate all such access through Seller. Unless otherwise agreed, Purchaser shall provide written notice at least two (2) business days prior to the day on which any access is requested.

7.2.  Conduct of Business Pending the Closing. The Seller shall conduct the Acquired Business in the ordinary course of business, preserve intact its business organization, and use its commercially reasonable efforts to keep available the services of its employees in the ordinary course of business, maintain satisfactory relationships with suppliers, distributors, customers and others having material business relationships with it and not materially change its methods of purchase, sale, management accounting, or operation. Without the prior written consent of Purchaser (which consent will not be unreasonably withheld or delayed), the Seller shall not knowingly commit or omit to do any act that (i) would cause a material breach of any material agreement, commitment or covenant of Sellers contained in this Agreement or (ii) would cause the representations and warranties as set forth in Article 4 to become untrue in any material respect.

In furtherance of the foregoing:

(a) from the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement pursuant to the terms hereof, unless Purchaser has consented in writing thereto (which consent shall not be unreasonably withheld, conditioned or delayed), or except as otherwise expressly set forth in this Agreement, the Seller shall cause the Acquired Business to:

(i) conduct all business, financial, and other operations, including the payment of all accounts payable (except as may be permitted under Section 7.2(c) hereof) and other routine and customary expenses in the ordinary course of business;

(ii) use all commercially reasonable efforts: (A) to preserve intact its business organizations and goodwill, (B) to keep available the services of its officers and employees, and (C) to maintain satisfactory relationships with those Persons with which it has business relationships; and

(iii) upon the discovery thereof, promptly (but in no event more than two Business Days after discovery) notify Purchaser of the occurrence of (A) any breach of any representation or warranty of Seller contained herein, (B) any lawsuits, claims, proceedings or investigations that after the date hereof are threatened or commenced against the Seller or against any officer, director, employee, consultant, agent or equityholder thereof with respect to the affairs of the Seller or the Acquired Business, (C) any notice or other communication from any Person party to the Contracts alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (D) any notice or other communication from any Governmental Authority (I) in connection with the transactions contemplated by this Agreement or (II) that could materially affect the Acquired Business or Seller or their respective financial conditions.

(b) Without limiting the generality of Section 7.2(a), from and after the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement, except for actions required to be taken by Seller in the performance of its respective obligations under the Contracts, unless Purchaser has consented in writing thereto (which consent shall not be unreasonably withheld, conditioned or delayed) or except as otherwise expressly contemplated or permitted by this Agreement, Seller shall not, and shall cause the Wilmington Purchaser not to:

(i) acquire by merger, purchase or any other manner, any business, entity or division or make an investment in, or enter into a joint venture with, any third party other than the Wilmington Acquisition;

(ii) except as would not have a material and adverse effect on the Acquired Business, the Purchased Assets or the ability to of the Seller to consummate the transactions contemplated by this Agreement or the Ancillary Documents, enter into any agreement (a) which contains any restrictive covenants or limits the ability of Seller to conduct business in any jurisdiction, (b) which relates to any joint venture or similar arrangement with respect to any material distribution or supply agreement other than in the ordinary course of business, or (c) with any Affiliate;

(iii) except as would not have an adverse effect on the Acquired Business after the Closing, the Purchased Assets or the ability of the Seller to consummate the transactions contemplated by this Agreement or the Ancillary Documents, grant any severance or termination pay to, or enter into any new employment, consulting, change of control, retention, salary continuation or severance agreement with, any officer, manager, member of Seller;

(iv) except as would not have an adverse effect on the Acquired Business, the Purchased Assets or the ability to of the Seller to consummate the transactions contemplated by this Agreement or the Ancillary Documents, (A) transfer, sell or otherwise dispose of any of its assets other than (I) inventory or obsolete or damaged equipment that is not currently used or usable (in an amount not to exceed Twenty-Five Thousand Dollars ($25,000) in the aggregate) in the ordinary course of business and (II) such assets as are required to consummate the Wilmington Acquisition, or (B) license, mortgage, encumber or lease any of its assets,

(v) make any capital expenditures or otherwise acquire any material property or assets, except for (A) purchases of supplies or capital equipment in the ordinary course of business and having a price of less than Fifty Thousand Dollars ($50,000) and except for the purchase of raw materials and other inventory in the ordinary course of business; provided, that Seller may make any capital expenditures forecasted by the Seller and disclosed to Purchaser in writing prior to the date hereof, and (B) such property and assets purchased pursuant to the Wilmington Acquisition;

(vi) except as would not have an adverse effect on the Acquired Business, the Purchased Assets or the ability to of the Seller to consummate the transactions contemplated by this Agreement or the Ancillary Documents, incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money, including, without limitation, capital leases, in excess of Fifty Thousand Dollars ($50,000), individually, or One Hundred Thousand Dollars ($100,000) in the aggregate, except (A) indebtedness to trade creditors of Seller or its Subsidiaries, in the ordinary course of business (B) indebtedness incurred for the purpose of consummating the Wilmington Acquisition or (C) additional draws on any credit facility of the Seller existing as of the date hereof and set forth on Schedule 4.10.

(vii) except as would not have a material and adverse effect on the Acquired Business, the Purchased Assets or the ability to of the Seller to consummate the transactions contemplated by this Agreement or the Ancillary Documents, make or forgive any loans, advances or capital contributions to, or investments in, any other Person;

(viii) bid for or enter into any agreement or contract which requires the payment or potential payment of more than One Hundred Fifty Thousand Dollars ($150,000), or receipt or potential receipt by Seller or the Wilmington Purchaser of more than Two Hundred Fifty Thousand Dollars ($250,000) other than pursuant to the Wilmington Acquisition;

(ix) except as would not have an adverse effect on the Acquired Business, the Purchased Assets or the ability to of the Seller to consummate the transactions contemplated by this Agreement or the Ancillary Documents, modify, amend, terminate or waive any rights under any of it written agreements;

(x) except (i) as may be required of Seller or the Wilmington Purchaser under any plan, agreement, policy, arrangement, or obligation currently in effect, or as required by Laws or (ii) with respect to the payment of the Employee Bonuses on or prior to the Closing Date: (A) increase the compensation, severance, bonus or, other benefits payable or to become payable to any of the managers, officers or employees of the Seller or the Wilmington Purchaser other than in the ordinary course of business, or (B) establish, adopt, enter into, amend or modify in any material respect any collective bargaining agreement, employee benefit plan, trust, fund, policy or arrangement for the benefit of any current or former managers, officers or employees of the Seller except pursuant to the Wilmington Acquisition;

(xi) take any action to change accounting policies, procedures or practices, except as required by a change in GAAP or Laws after the date hereof (“Reporting Requirements”)

(xii) materially change any method of reporting income, deductions or other material items for income Tax purposes, make or change any material election with respect to Taxes, agree to or settle any material claim or assessment in respect of Taxes, or agree to an extension or waiver of the limitation period to any material claim or assessment in respect of Taxes, other than in the ordinary course of business or as required by Reporting Requirements;

(xiii) settle or knowingly compromise any claims identified on Schedule 4.6(a) of the Disclosure Schedule, or other pending or threatened suit, action, or claim which would require the payment by the Seller, the Wilmington Purchaser or the Acquired Business of more than Fifty Thousand Dollars ($50,000) or would impose a restriction on the business, assets or operations of the Acquired Business following the Closing Date;

(xiv) other than in the ordinary course of business, accelerate, or accept payment at a discount in respect of any accounts receivable or trade receivables;

(xv) other than in the ordinary course of business or pursuant to Section 7.2(c) hereof, delay any payment of any accounts payable beyond the respective payment deadlines; or

(xvi) agree orally or in writing to take any of the actions prohibited by this Section 7.2(b).

(c) Each of Purchaser and Purchaser Parent acknowledges that the Seller may from the date hereof through the date on which the Estimated Closing Balance Sheet is delivered (i) delay the payment of certain accounts payable, or (ii) make cash distributions to its members, in each instance solely for the purposes of ensuring that the Closing Working Capital as reflected on the Estimated Closing Balance Sheet shall not exceed $12,700,000.00, and that, in the period from the delivery of the Estimated Working Balance Sheet to the Closing.

7.3.  Exclusivity. Until the Closing occurs or this Agreement is terminated in accordance with its terms, Seller covenants and agrees that neither Seller nor any of its equityholders, managers, members, consultants, agents or otherwise will, directly or indirectly, (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person other than Purchaser, Purchaser Parent or their Affiliates or representatives relating in any way to (a) any investment in the Seller, (b) any acquisition of direct or indirect control of the Seller, (c) the purchase of any of the Purchased Assets, except for inventory sold in the ordinary course of business, (d) the entering into any lease, exchange, mortgage, pledge, transfer or other disposition of any of the Purchased Assets, or (e) any business combination or other transaction involving the Seller, including without limitation, any merger, consolidation, acquisition, tender or exchange offer purchase, re capitalization, reorganization, dissolution, liquidation, or issuance or disposition of any nature or other transaction which would involve the Seller (each, an “Acquisition Proposal”), (ii) participate in any discussions or negotiations regarding an Acquisition Proposal or furnish to any Person any information for any purpose inconsistent with the foregoing, (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing or (iv) formulate or disclose any intention, plan or arrangement inconsistent with the foregoing. Seller will (A) immediately notify Purchaser in writing if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested by any Person with respect to any Acquisition Proposal or proposal which could lead to an Acquisition Proposal, (B) immediately notify Purchaser of all material terms of any Acquisition Proposal including the identity of the Person making the Acquisition Proposal or the request for information, and (C) in the event a third party makes a written offer or proposal to the Seller or any of the members of Seller with respect to any Acquisition Proposal, the Seller will promptly send to Purchaser a complete copy of any such written offer or proposal. The Seller shall, and shall use commercially reasonable efforts to ensure that its managers, members, employees, investment bankers, attorneys, accountants and other agents, immediately cease and cause to be terminated all discussions and negotiations that have taken place prior to the date hereof, if any, with any Persons with respect to any Acquisition Proposal.

7.4.  Interim Financial Statements. Following execution hereof and prior to the Closing Date, Seller will deliver to Purchaser Interim Financial Statements as soon as available and in all events within fifteen (15) days following the end of each calendar month for such month and for the period from July 1, 2006 to the end of such calendar month; provided, that Seller shall deliver the Interim Financial Statements for the month prior to the Closing together with the Estimated Closing Balance Sheet, if the Closing occurs prior to the 15th day of the month.

7.5.  Further Acts.

(a) Following the Closing, Seller shall, without cost or expense to Purchaser, (i) promptly execute and deliver to or cause to be executed and delivered to Purchaser such further instruments of transfer and conveyance and take such other action as Purchaser may reasonably require to carry out more effectively and completely the sale and transfer of the Purchased Assets contemplated by this Agreement and to vest, perfect and confirm Purchaser’s ownership in the Purchased Assets, and (ii) should any funds or property sold to Purchaser pursuant to this Agreement be paid or delivered to Seller, such funds or properties shall be held in trust for Purchaser by Seller and Seller shall promptly pay and deliver the same to Purchaser.

(b) The Seller hereby constitutes and appoints, effective as of the Closing Date, the Purchaser, its successors and assigns as the true and lawful attorney of the Seller with full power of substitution in the name of the Purchaser or in the name of the Seller but for the benefit of the Purchaser (a) to collect for the account of the Purchaser all accounts receivable of the Acquired Business and any other item of Purchased Assets and (b) to institute and prosecute all proceedings which the Purchaser may in its discretion deem proper in order to collect all accounts receivable of the Acquired Business or to assert or enforce any right, title or interest in, to or under the Purchased Assets and to defend or compromise (subject to Section 13 hereof, if applicable) any and all actions, suits or proceedings in respect of any of the Purchased Assets and the Acquired Business. The Purchaser shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

7.6.  Payment of Certain Indebtedness. The Seller shall deliver to Purchaser no later than two Business Days prior to Closing payoff, lien and related termination letters in form reasonably acceptable to Purchaser with respect to the indebtedness to evidence the termination and discharge of the debt set forth on Schedule 6.2(a)(xi) and all Liens related thereto.

7.7.  Restrictive Covenants.

(a) No Solicitation; No Interference. The Seller shall not, for a period of three years from the Closing Date, directly or indirectly, for its own account or jointly with or for or on behalf of any other Person, as principal, agent or otherwise, (i) recruit, solicit, induce to leave or hire any Person who is, or has been during the previous one year, an employee, consultant or agent of Purchaser or the Acquired Business, (ii) call upon, accept Competitive Business from (as defined below), or solicit the Competitive Business of any Person who is, or who had been at any time during the preceding two (2) years, a customer, known prospective customer, or supplier of the Acquired Business, or (iii) disrupt or attempt to disrupt any relationship, contractual or otherwise, between Purchaser or the Acquired Business and any of their respective customers, clients, suppliers, lessors or landlords.

(b) Non-Competition. Seller acknowledges that in order to assure Purchaser that Purchaser will retain the value of the Acquired Business as a “going concern,” the Seller on and subject to the terms set forth in this Section 7.7, shall not utilize its special knowledge of the Acquired Business and its relationships with customers, prospective customers, suppliers and others to compete with the Purchaser by engaging in Competitive Business. For a period of three (3) years beginning on the Closing Date, the Seller shall not engage or have an interest, anywhere in the world (except as an owner of two percent (2%) or less of the stock of any company listed on a national securities exchange or traded in the over-the-counter market), whether through the investment of capital, lending of money or property, rendering of services or capital, or otherwise, in any Competitive Business. The Seller acknowledges that compliance with the restrictions set forth in this Section 7.7(b) will not prevent any Person from earning a livelihood.

(c) Non-Use of Intellectual Property. Other than as set forth on Schedule 7.7(c) of the Disclosure Schedule, the Seller shall not at any time, directly or indirectly, use or purport to authorize any Person to use any name, mark, copyright, logo, trade dress or other identifying words or images which are the same as or similar to those used currently or in the past by the Acquired Business in connection with any product or service, whether or not such use would be in a business competitive with that of the Acquired Business.

(d) Certain Acknowledgements and Remedies. The restrictions set forth in this Section 7.7 are considered by the Parties to be reasonable for the purposes of protecting the value of the Acquired Business on a “going concern” basis. The Seller acknowledges that the Purchaser would be irreparably harmed and that monetary damages would not provide an adequate remedy to Purchaser in the event the covenants contained in this Section 7.7 were not complied with in accordance with their terms. Accordingly, Seller agrees that any breach or threatened breach by it any provision of this Section 7.7 shall entitle Purchaser to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies (including Losses) which may be available to the Purchaser. If any party breaches the covenants set forth in this Section 7.7, the running of the three (3) year non-compete period described therein shall be tolled for so long as such breach continues. It is the desire and intent of the parties that the provisions of this Section 7.7 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of this Section 7.7 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, as the case may be, the time period, scope of activities or geographic area shall be reduced to the maximum which such court deems enforceable. If any provision of this Section 7.7 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

7.8.  Wilmington Acquisition. The Seller shall deliver to Purchaser all due diligence, documents and agreements with respect to the Wilmington Acquisition.

7.9.  Enterprise Zone Agreement. Seller shall use its reasonable commercial efforts to assign and transfer, and cause the Purchaser to have the continuing benefit of, the incentives provided to Seller pursuant to that certain Enterprise Zone Agreement by and between Seller and Board of Commissioners of Trumbull County, Ohio, dated March 27, 2002 (the “EZ Agreement”). To the extent Seller realizes any tax credits, refunds, rebates or disbursements under the EZ Agreement with respect to periods occurring on or after the Closing Date, Seller shall immediately transfer to the Purchaser an amount equal to Seller’s benefit upon realization thereof.

7.10.  State Tax Clearances. On or prior to Closing, Seller shall (i) cooperate with Purchaser in filing a Form CBS-1 (Notice of Sale or Purchase of Business Assets) with the Illinois Department of Revenue and shall furnish all information needed to do so, and (ii) use its best efforts to furnish recent statements of account from the Ohio Department of Taxation with respect to withholding taxes, unemployment compensation, and other Ohio tax matters. If available, such statements of account may be provided by use of “online taxpayer account information” or other means, or if no written evidence is available, by oral advice from Ohio taxing officials on a conference call with the all Parties present.

8.  COVENANTS AND AGREEMENTS OF PURCHASER.

8.1.  Further Acts. On the Closing Date, and thereafter for a period of eighteen (18) months, Purchaser shall, without cost or expense to Seller, execute and deliver to or cause to be executed and delivered to Seller such further documents and take such other action as Seller may reasonably require to carry out and move effectively and completely the transactions contemplated by this Agreement.

9.  MUTUAL COVENANTS AND AGREEMENTS.

9.1.  Publicity. All notices, releases, statements and communications generally directed to employees, suppliers, customers, the public or the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by Seller, Purchaser and Purchaser Parent; provided, however, that any Party may make a public announcement of the proposed transaction if such Party reasonably deems such public announcement or filing is necessary to comply with any Law or any rule or regulation of any securities exchange or securities quotation system and such Party shall, to the extent practicable, consult with the other Party with respect to such announcements and give reasonable prior written notice of its intent to issue such announcement.

9.2.  Disclosure of Certain Matters. Each of Purchaser, Purchaser Parent and Seller will provide the other with prompt written notice of any event, development or condition that (a) would cause any of such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Articles 10 or 11 will not be satisfied, or (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of Seller or the Acquired Business; provided, that the delivery of any notice shall not limit or otherwise affect the remedies available hereunder to the party receiving notice.

9.3.  Disclosure Schedule.

(a) Disclosure Schedule. Contemporaneously with the execution and delivery of this Agreement, Seller is delivering to Purchaser the Disclosure Schedule. Each item set forth in the Disclosure Schedule is identified by reference to, or grouped under a heading referring to, or by specific cross-references to, a specific section or subsection of this Agreement. Capitalized terms used and not otherwise defined in the Disclosure Schedule shall have the respective meanings ascribed to them in this Agreement. The Disclosure Schedule is deemed to constitute an integral part of this Agreement and the matters set forth therein are deemed referred to by reference thereto in corresponding sections of this Agreement. Subject to the next sentence, the inclusion of any item in the Disclosure Schedule shall constitute disclosure for purposes of the section hereof specifically referenced therein, but shall not be construed as an indication of the materiality or lack of materiality of such item. Seller shall use its commercially reasonable efforts to number all matters noted in the Disclosure Schedule to correspond to the applicable section of this Agreement to which it refers, but it is understood that the failure to do so shall not constitute a breach of any representation or warranty made in this Agreement provided that such matter is disclosed in a manner that makes it reasonably apparent that it is relevant to another section or subsection of this Agreement.

(b) Notification of Change; Seller Updates to Schedules. During all periods prior to the Closing, Seller shall promptly notify Purchaser with respect to any matter, event or circumstance (i) arising on or before the date of this Agreement which was known by Seller and that would otherwise constitute a breach, violation or inaccuracy of any representation or warranty of Seller set forth herein, (ii) arising on or before the date of this Agreement which was not known by Seller and that would otherwise constitute a breach, violation or inaccuracy of any representation or warranty of Seller set forth herein, (iii) arising after the date of this Agreement that, if existing at, or occurring on the date of this Agreement, the Closing Date or any date in between the date of this Agreement and the Closing Date, would constitute a breach, violation or inaccuracy of any representation or warranty of Seller set forth herein or (iv) relating to a breach or violation of any covenant, agreement or obligation of Seller set forth herein. No notification of a matter, event or circumstance set forth in clause (i) or (iv) shall be deemed to cure any breach, violation or inaccuracy of any representation or warranty or a breach or violation of any covenant, agreement or obligation, nor limit or alter any of the representations, warranties, covenants, agreements or obligations of Seller set forth in this Agreement nor any rights or remedies Purchaser may have with respect thereto. Upon notification of a matter, event or circumstance specified in clause (ii) or (iii) above, Seller may update and supplement the Disclosure Schedule solely with respect to such matter, event or circumstance by written notice from Seller to Purchaser no later than two (2) days following the date on which Seller receives notice of same. If requested by Purchaser, Seller shall meet and discuss with Purchaser any such update or supplement to the Disclosure Schedule made by Seller if, absent such change, such matter, event or circumstance would result in a condition precedent set forth in Sections 10.1 or 10.5 hereof to remain unsatisfied (a “Material Disclosure Schedule Change”). If the Parties cannot resolve any differences regarding a Material Disclosure Schedule Change, then Purchaser shall be entitled to elect to either (a) waive the same and close the transactions contemplated hereby (in which case the representations and warranties contained herein shall be deemed to have been updated by Seller’s disclosure of such matters, events and circumstances but only to the extent resulting from matters, events and circumstances arising under (ii) or (iii) above) or (b) terminate this Agreement without liability to Purchaser, said election to be exercised no later than ten (10) days following the date on which Purchaser receives notice of such Material Disclosure Schedule Change.

9.4.  Confidentiality. Except as otherwise required in the performance of its obligations under this Agreement and except as otherwise required pursuant to Law or as may be required in connection with any filing by Purchaser with the Securities and Exchange Commission pursuant to the Securities Act or the Securities and Exchange Act, any non-public information received by Purchaser, Purchaser Parent, the Seller, or the advisors of any of the foregoing from another party hereto shall be kept confidential. Further, each of Purchaser, Purchaser Parent and the Seller acknowledge that the Confidential Information of the Acquired Business is valuable, special and unique assets that shall be kept confidential by the Seller after the Closing Date, if the Closing occurs, and if the Closing does not occur, by Purchaser and Purchaser Parent and after the termination of this Agreement pursuant to the terms hereof. Purchaser, Purchaser Parent and Seller shall be responsible for any disclosure by their respective Affiliates, employees, agents, contractors, officers, managers, members or partners. Upon any termination of this Agreement, each of Purchaser, Purchaser Parent and Seller shall, upon the request of the Person that provided such Confidential Information, promptly return any Confidential Information received from the other party and, upon request, shall destroy all copies of such information in its possession. Purchaser, Purchaser Parent and Seller acknowledge that each would not enter into this Agreement without the assurance that all Confidential Information will be used for the exclusive benefit of the Acquired Business. The terms and conditions of the Existing Confidentiality Agreement, to the extent not inconsistent with the terms of this Agreement, are hereby confirmed and acknowledged as obligations of the parties; provided, that the parties hereto agree that the Existing Confidentiality Agreement shall terminate at Closing.

9.5.  Access to Information. For a period of five (5) years after the Closing, Seller will grant to Purchaser and Purchaser Parent access to any relevant records related to the operation of the Acquired Business that is reasonably required by Purchaser and Purchaser Parent and not transferred hereunder, and Purchaser and Purchaser Parent will grant to Seller access to any relevant records related to the Acquired Business that is reasonably required by Seller and transferred hereunder.

9.6.  Commercially Reasonable Efforts; No Delay. Upon the terms and subject to the conditions hereof, each of the Parties hereto agrees to use its commercially reasonable efforts (i) to perform its obligations hereunder, and (ii) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby as promptly as practicable including the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Authority. In addition, no party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Authority or other Person required to be obtained prior to Closing.

9.7.  Employees. (a) Seller shall terminate or cause the termination of all employees set forth on the Purchaser Employee Schedule (as defined herein) as of the Closing Date and shall (i) timely pay pursuant to all applicable Law on or prior to the earlier to occur of (A) any date specified pursuant to Law with respect thereto and (B) fourteen calendar days after the Closing Date, all wages, pro rated bonuses and incentive payments, fringe benefits (including, but not limited to, profit share, the employer’s matching 401(k) Plan contributions on account of wages through the Closing Date, accrued vacation pay, sick pay, termination or severance payments and payroll Taxes) and unemployment taxes arising in connection with the operation of the Acquired Business through the end of such shift that occurs immediately prior to the Closing Date; and (ii) subject to Purchaser fulfilling its obligations set forth in Section 9.7(b), be responsible for any and all Liabilities to employees required under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), similar state law and any other applicable Laws arising in connection with the operation of the Acquired Business through the end of the shift that occurs immediately prior to the Closing Date. Subject to Purchaser fulfilling its obligations set forth in Section 9.7(b), should any Liability occur as a result of the failure of Seller to comply with or give any required notice to employees under the WARN Act and any other applicable Law as a result of the termination of employees by Seller, Seller assumes all responsibility and Liability for any wages and benefits for employees of Seller who did not receive any such required notice and for civil penalties by local governments which may be imposed for failure to give such required notice, including without limitation fines and attorneys’ fees. All wages and fringe benefits of Hired Purchaser Employees shall be prorated as of the end of the shift that ends on the Closing Date.

(b) Purchaser shall consider all Employees for continued employment in the Acquired Business after the Closing but is not obligated to hire any Employee. Purchaser shall, prior to Closing, provide Seller with a list of Employees to whom Purchaser shall have made an offer of employment and which offer will become effective at Closing (the “Purchaser Employee Schedule”). Each of the employees set forth on the Purchaser Employee Schedule that commence work with Purchaser shall be referred to herein as “Hired Purchaser Employees”. Purchaser shall ensure that offers to the Hired Purchaser Employees shall be of a sufficient number in the aggregate and provide continued employment for a period after the Closing Date (not to exceed 60 days) in order to avoid triggering of a mass layoff or plant closing by the Seller under the WARN Act or state law of similar effect by reason of the transactions contemplated to occur at Closing in the absence of complying with the provisions of the WARN Act or state law of similar effect and Purchaser shall be responsible for any and all Liabilities to employees required under the WARN Act to the extent that it does not comply with the provisions of this Section 9.7(b). Schedule 9.7(b) of the Disclosure Schedule sets forth each of those Persons presently electing COBRA coverage under the Existing Plans of the Seller and each of those Persons who have separated from employment by the Seller (other than those Persons separating from employment by the Seller in conjunction with the transactions contemplated hereby) and are presently entitled to elect COBRA coverage under the Existing Plans of the Seller (collectively, the “Pre-existing COBRA Participants”) and with respect to each Pre-existing COBRA Participant the date of such separation. Purchaser acknowledges and agrees that it shall be responsible for any and all COBRA obligations relating to the employees of the Acquired Business; provided, that all obligations with respect to the Pre-existing COBRA Participants shall be limited to those Persons set forth on Schedule 9.7(b) of the Disclosure Schedule.

(c) It is understood and agreed that (i) Purchaser's expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, contract or understanding (express or implied) or any obligation on the part of Purchaser to an employment relationship of any fixed term or duration after Closing or upon any terms or conditions other than those that Purchaser may establish pursuant to individual offers of employment, and (ii) employment offered by Purchaser is "at will" and may be terminated by Purchaser or an employee at any time for any reason (subject to any written commitments to the contrary made by Purchaser or an employee and applicable law and regulation). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Purchaser to terminate, reassign, promote or demote any of the Hired Purchaser Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees. Except as otherwise agreed in this Section 9.7, Purchaser will set its own initial terms and conditions of employment for the Hired Purchaser Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by Law.

(d) As of the Closing Date, all Employees who are hired by Purchaser shall cease to participate in any benefit plans sponsored or maintained by Seller for the benefit of Employees, and Seller shall be solely responsible for any continuing obligations and liabilities arising from such benefit plans.

(e) Seller agrees to cooperate with Purchaser in organizing interviews of the Employees by Purchaser and its representatives and to otherwise coordinate ongoing communications with the Employees. Seller further covenants and agrees, prior to the Closing, not to promote or advance any Employee without the prior written consent of Purchaser, other than such promotions or advancements made in the ordinary course of business.

(f) Seller covenants that all Hired Purchaser Employees who are participants in Seller's retirement and savings plans, if any, shall retain their vested benefits thereunder as of the Closing Date in accordance with the terms thereof and Seller (or Seller's retirement or savings plans) shall retain sole Liability for the payment of such benefits as and when such Hired Purchaser Employees become eligible therefor under such plans. The parties hereto acknowledge that Purchaser shall not assume, maintain, or contribute to any employee pension plan or employee welfare benefit plan of Seller. Seller will not make or cause any transfer of, and Purchaser shall not under any circumstances be deemed to have assumed or accrued, any Liability with respect to pension or other Benefit Plans or assets of Seller. Purchaser shall not have any responsibility, Liability or obligation, whether to Employees, former employees, their beneficiaries or to any other Person, with respect to any Benefit Plans, practices, programs or arrangements (including the establishment, maintenance, operation, sponsorship or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller. Seller shall give any notices required by applicable Law and take whatever other actions with respect to the plans, programs and policies described in this Section 9.7 as may be necessary to carry out the arrangements described in this Section 9.7.

(g)  Seller and Purchaser shall provide each other with such plan documents and summary plan descriptions, employee data or other information to the extent reasonably required to carry out the arrangements described in this Section 9.7. If any of the arrangements described in this Section 9.7 are determined by the IRS or other Governmental Authority to be prohibited by applicable Law, Seller and Purchaser shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by applicable Law.

(h) Seller has provided or made available to Purchaser on or prior to the date hereof and the Closing Date properly completed and executed I-9 forms and attachments with respect to all Employees, except for such Employees as Seller certifies in writing to Purchaser are exempt from such requirement.

(i) Seller and Purchaser acknowledge that (i) the Acquired Business is subject to the Union Agreement, and (ii) subject to the terms, conditions and limitations set forth in Section 3.2 hereof (A) at Closing, Purchaser shall assume the Union Agreement and (B) on and after the Closing Date, Purchaser shall be responsible for complying with the Union Agreement, including without limitation, making provision for any Benefit Plans that may be required thereunder; provided, that Seller shall be responsible for any and all matters relating to the Union Agreement which relate to the Acquired Business and its employees prior to the Closing Date.

(j) Purchaser shall not assume any of the 401(k) or Health or Welfare Benefit Plans or policies of Seller (other than the life insurance policies specified in Schedule 2.1(h)). Effective on the Closing Date, Purchaser and/or Purchaser Parent will establish and sponsor new 401(k) Plans (for the Union and Non-Union employees of the Seller) and obtain new health insurance policies covering the employees of the Acquired Business with substantially the same benefits as received from Seller. In connection with the Concord Steel 401(k) Plan for Union employees and the Concord Steel 401(k) Plan for Non-Union employees, Seller (i) shall promptly permit withdrawal of participants’ account balances as required by Seller’s Plans’ rules and, if Seller elects to terminate its plan and seek IRS approval of such termination, (ii) shall not adopt any account freeze; (iii) shall vest all employees in employer match contributions in account balances as of the closing; (iv) shall transfer without acceleration or default all outstanding participant loans to Purchaser’s plans; (v) shall pay, if any, all surrender fees, market value adjustment fees, discontinuance fees in connection with distribution of account balances (provided that Purchaser shall reimburse one-half of such amount to Seller); and (vi) shall assist in enrollment of participants in Purchaser’s plans to facilitate roll over of account balances.

9.8.  Approvals and Consents.

(a) To the extent that the assignment by Seller to Purchaser of any of the Contracts hereunder shall require the approval or consent of a party thereto and such approval or consent has not been obtained by the Closing, if the Purchaser and Seller agree to consummate the transactions contemplated by this Agreement, this Agreement shall not constitute an agreement to assign the same if an attempted assignment without such approval or consent would constitute a breach thereof and such Contract shall not be deemed to be assigned under any other provision hereof. If any such approval or consent of a third party that is necessary for the transfer of the Purchased Assets has not been obtained by the Closing, and the Purchaser and Seller agree to consummate the transactions contemplated by this Agreement, the Seller shall continue after Closing to use its commercially reasonable efforts to obtain such approval or consent.

(b) If any of the Purchased Assets is not transferred to the Purchaser pursuant to this Agreement, the Seller and Purchaser shall cooperate in any commercially reasonable arrangement designed to provide the Purchaser with all of the material benefits of, and to have the Purchaser assume the burdens, liabilities, obligations and expenses expressly contemplated to be assumed by the Purchaser hereunder with respect to, such Purchased Assets. Seller shall take all commercially reasonable efforts requested to enforce for the benefit of the Purchaser any and all rights of the Seller with respect to any Purchased Assets that are not otherwise transferred pursuant to the provisions of this Agreement. Purchaser acknowledges and agrees that Seller’s agreement to undertake the actions contemplated by Sections 9.8(a) and 9.8(b) shall be in lieu of any damages that Purchaser may have and that Purchaser has expressly waived any conditions to Closing with respect to such matters.

9.9.  Stock Purchase Agreement. At Closing, each of Purchaser Parent and Seller shall execute and deliver the Stock Purchase Agreement and Seller shall purchase from Purchaser Parent, and Purchaser Parent shall sell to Seller, the Reinvestment Shares for the Reinvestment Share Price pursuant to the terms and conditions of the Stock Purchase Agreement.

9.10.  Transfer Taxes and Fees. Purchaser and Seller shall equally share and be responsible for all sales, use and other transfer taxes and fees imposed with respect to the transfer of the Purchased Assets.

9.11.  Certain Transition Matters. The Parties agree to take such actions as are specified on Schedule 9.11.

10.  CONDITIONS PRECEDENT TO PURCHASER’S AND PURCHASER PARENT’S OBLIGATIONS. Each and every obligation of Purchaser and Purchaser Parent to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

10.1.  Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects (except for such representations and warranties as are qualified by materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects), at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date (subject to any changes in the Disclosure Schedule permitted pursuant to Section 9.3 or otherwise consented to by Purchaser in writing).

10.2.  Compliance With Agreement. Seller shall have in all material respects performed and complied with all of the agreements, obligations and covenants under this Agreement which are to be performed or complied with by Seller prior to or on the Closing Date.

10.3.  Absence of Litigation. Neither Purchaser, Purchaser Parent nor Seller shall be subject to any order or injunction of a Government Authority which restrains, enjoins or otherwise prohibits any of the transactions contemplated by this Agreement.

10.4.  Material Consents and Approvals. All approvals, consents and waivers listed in Schedule 10.4 attached to this Agreement (the “Material Consents”) shall have been received.

10.5.  No Material Adverse Effect. During the period from the date hereof to the Closing Date, there shall not have occurred any condition or fact in connection with the Acquired Business which has, or which would reasonably be expected to have, a Material Adverse Effect.

10.6.  Closing Deliveries. At the Closing, Seller shall have delivered to Purchaser the closing deliveries listed in Section 6.2(a) of this Agreement.

10.7.  Seller’s Audited Financial Statements. The Accountants shall have completed and delivered the audit of Seller’s Annual Financial Statements and there shall be no material difference in the financial information presented in the Audited Financial Statements from the information presented in the Annual Financial Statements other than such changes resulting from any change from LIFO to FIFO accounting and the inclusion of nonmaterial standard footnotes.

10.8.  Purchaser’s Financing. Purchaser shall simultaneously close on its acquisition financing substantially on the terms and conditions set forth in the Commitment Letter.

10.9.  Closing of Wilmington Transaction. Purchaser shall have received a closing binder containing each of the material executed documents delivered in connection with the Wilmington Transaction.

10.10.  Stock Purchase Agreement. The Stock Purchase Agreement shall have closed in accordance with its terms.

10.11.  Additional Escrow Agreement. Seller, Purchaser and Seller’s counsel (as escrow agent) shall have entered into an escrow agreement providing for the withholding of an amount of the Purchase Price equal to the estimated amount to repair the matter specified in the second sentence of Item 1 of Schedule 4.8(c), such funds to be used for the payment of such repair.

11.  CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS. Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

11.1.  Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Purchaser and Purchaser Parent in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects (except for such representations and warranties as are qualified by materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects), at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or otherwise consented to by Seller in writing.

11.2.  Compliance With Agreement. Each of Purchaser and Purchaser Parent shall have in all material respects performed and complied with its agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

11.3.  Absence of Litigation. Neither Purchaser, Purchaser Parent nor Seller shall be subject to any order or injunction of a court of competent jurisdiction which prohibits that the consummation of the transactions contemplated by this Agreement.

11.4.  Closing Deliveries. At the Closing, Purchaser and/or Purchaser Parent shall have delivered to Seller the closing deliveries listed in Section 6.2(b) of this Agreement.

11.5.  Purchase Price. Purchaser shall have paid the Purchase Price less the Escrow Amount to Seller and delivered the Escrow Amount to Escrow Agent in accordance with the provisions of Section 2.3(b) of this Agreement.

12.  TERMINATION OF AGREEMENT.

12.1.  Causes. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the completion of the Closing as follows, and in no other manner:

(a) By written agreement between the Parties;

(b) By written notice of termination from Purchaser or Purchaser Parent to Seller if:

(i) a Material Adverse Effect occurs;

(ii) at any time after the Outside Closing Date, provided that neither Purchaser nor Purchaser Parent has not breached or failed to perform in any material respect any of its representations, warranties, covenants, agreements or other obligations set forth in this Agreement; and provided, further, that upon receipt of a Material Disclosure Schedule Change by Purchaser within seven (7) Business Days prior to the Outside Closing Date, Purchaser may, at its election in writing, delay the Outside Closing Date to the date that is up to seven (7) Business Days after its receipt of such Material Disclosure Schedule Change in order for it to further investigate the matters described therein;

(iii) an order or injunction is entered by a Government Authority which restrains, enjoins or otherwise prohibits any of the transactions contemplated by this Agreement;

(iv) the covenant set forth in Section 7.3 is breached or violated; or

(v) pursuant to Section 9.3(b); or

(c) By written notice of termination from Seller to Purchaser and Purchaser Parent if:

(i) at any time after the Outside Closing Date, provided that Seller has not breached or failed to perform in any material respect any of its representations, warranties, covenants, agreements or other obligations set forth in this Agreement;

or

(ii) an order or injunction is entered by a Government Authority which restrains, enjoins or otherwise prohibits any of the transactions contemplated by this Agreement.

12.2.  Effect of Termination. In the event of a termination of this Agreement by Purchaser, Purchaser Parent or Seller under Section 12.1 above, this Agreement will forthwith become void and there will be no Liability on the part of a Party to the other Party, except for (i) the Liabilities and obligations of the Parties set forth in Sections 9.1, 12.2, 13, 14, 15 and 20 of this Agreement and (ii) any Liability of any Party then in breach of this Agreement, which shall survive any termination of this Agreement.

12.3.  Right to Proceed. If any of the conditions specified in Section 10 hereof have not been satisfied, Purchaser or Purchaser Parent, in lieu of any other rights that may be available to it, may waive its rights to have such conditions satisfied prior to Closing and may proceed with the transactions contemplated hereby, and if any of the conditions specified in Section 11 hereof have not been satisfied prior to Closing, Seller, in lieu of any other rights that may be available to it, may waive its right to have such conditions satisfied and may proceed with the transactions contemplated hereby.

13.  SURVIVAL; INDEMNIFICATION.

13.1.  Survival.

(a) Each of the representations and warranties made by Seller, Purchaser or Purchaser Parent in this Agreement or in any of the Ancillary Documents delivered hereunder shall survive the Closing through and until April 30, 2008; provided, however, that notwithstanding the forgoing (a) the representations and warranties set forth in Sections 4.1(Organizational Matters Regarding Seller and Wilmington Purchaser), 4.8(b)(Title), 4.9(Taxes), 4.14(Benefit Plans) and 5.1(Organizational Matters Regarding Purchaser and Purchaser Parent) shall survive the Closing through and until the expiration of the applicable statute of limitations period relating to such matter, and (b) the representations and warranties set forth in Section 4.12(Environmental Matters) shall survive the Closing through and until the third anniversary of the Closing Date; provided, further, that the survival periods set forth in this Section 13.1(a) shall be subject to extension pursuant to Section 13.1(c) hereof.

(b) Each of the covenants, agreements and obligations set forth in this Agreement made by Seller, Purchaser or Purchaser Parent in this Agreement or in any of the Ancillary Documents delivered hereunder shall survive the Closing Date through the applicable statute of limitations periods relating to such matter; provided, however, that notwithstanding the forgoing the covenants, agreements and obligations of the Seller to indemnify the Purchaser Indemnified Parties in respect of any Losses arising or claimed by the Purchaser Indemnified Parties in connection with Seller’s indemnification obligations set forth in Section 13.3(a)(iii) in respect of the Non-Assumed Liabilities set forth in Section 3.4(ii) hereof shall survive the Closing through and until the third anniversary of the Closing Date; provided, further, that the survival periods set forth in this Section 13.1(b) shall be subject to extension pursuant to Section 13.1(d) hereof.

(c) Any representation or warranty that would otherwise terminate on the last survival date with respect thereto pursuant to Section 13.1(a) shall continue to survive if the notice referred to in Section 13.2(b) or Section 13.3(b), as the case may be, of the breach, inaccuracy, default or nonperformance thereof shall have been given on or prior to the last survival date with respect thereto to the Party against whom indemnification may be sought.

(d) The covenants, agreements and obligations contained in this Section 13 and in Section 14 of this Agreement shall survive with respect to any indemnification claim properly asserted pursuant to Section 13.2(b) or Section 13.3(b), as the case may be, prior to the last survival date with respect thereto pursuant to Section 13.1(b) until such claim is finally settled or resolved in accordance with the terms thereof.

13.2.  Indemnification by Purchaser.

(a) Subject to the provisions of this Section 13.2 and the other provisions of Section 13 of this Agreement, Purchaser and Purchaser Parent shall jointly and severally indemnify Seller and its managers, employees, agents, successors and assigns (the “Seller Indemnified Parties”) and hold the Seller Indemnified Parties harmless from, against and in respect of the full amount of any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties with respect to, by reason of or in connection with (i) any breach or inaccuracy on the part of Purchaser or Purchaser Parent of their representations and warranties contained in this Agreement or the Ancillary Documents; (ii) any breach, violation, default, lack of performance or non-fulfillment on the part of Purchaser or Purchaser Parent of any of their agreements, covenants or obligations contained in this Agreement or the Ancillary Documents; and (iii) the Assumed Obligations.

(b) Notwithstanding anything to the contrary in this Agreement, the Seller Indemnified Parties shall not be entitled to indemnification under Section 13.2(a) with respect to any claim for indemnification thereunder, unless Seller has given Purchaser and Purchaser Parent written notice of such claim during the applicable survival period set forth in Section 13.1 relating thereto and setting forth in reasonable detail the facts and circumstances pertaining thereto.

13.3.  Indemnification by Seller.

(a) Subject to the provisions of this Section 13.3 and the other provisions of Section 13 of this Agreement, Seller shall indemnify Purchaser, Purchaser Parent and their Affiliates, and their respective officers, directors, employees, agents, successors and assigns (the “Purchaser Indemnified Parties”) and hold the Purchaser Indemnified Parties harmless from, against and in respect of the full amount of any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnified Parties with respect to, by reason of or in connection with (i) any breach or inaccuracy on the part of Seller of any of its representations and warranties contained in this Agreement or the Ancillary Documents; (ii) any breach, violation, default, lack of performance or non-fulfillment on the part of Seller of any of its agreements, covenants or obligations contained in this Agreement or the Ancillary Documents; and (iii) the Non-Assumed Liabilities.

(b) Notwithstanding anything to the contrary in this Agreement, the Purchaser Indemnified Parties shall not be entitled to indemnification under Section 13.3(a) with respect to any claim for indemnification thereunder, unless Purchaser or Purchaser Parent has given Seller written notice of such claim during the applicable survival period set forth in Section 13.1 relating thereto and setting forth in reasonable detail the facts and circumstances pertaining thereto.

13.4.  Limitations on Indemnification.

(a) After the Closing occurs, notwithstanding anything to the contrary in this Agreement, the Seller Indemnified Parties and the Purchaser Indemnified Parties shall not be entitled to indemnification:

(i) in connection with any claim for indemnification hereunder with respect to which such party has an enforceable right of indemnification, contribution or right of set-off against any third party, unless such party is enjoined by a court of competent jurisdiction or otherwise legally prevented from receiving the benefit of any such set-off;

(ii) to the extent of any insurance proceeds actually received by the indemnified party in connection with the facts giving rise to such indemnification;

(iii) to the extent such Loss is reserved for, or otherwise taken into account, in the determination of the Closing Working Capital;

(iv) under Sections 13.2(a)(i) or 13.3(a)(i) (except in connection with a claim for fraud) with respect to any Losses as to which the Purchaser Indemnified Parties (collectively), on the one hand, or the Seller Indemnified Parties (collectively), on the other hand, may otherwise be entitled to until such Losses exceed $250,000.00, at which time such parties shall be indemnified dollar for dollar to the extent any Liability with respect to such matters exceeds $250,000.00;

(v) for any Losses payable in excess of an aggregate amount equal to $2,000,000.00 by the Seller Indemnified Parties (collectively), on the one hand, or the Purchaser Indemnified Parties (collectively), on the other hand, under Sections 13.2(a)(i) or 13.3(a)(i) in respect of a breach or inaccuracy of a representation or warranty; provided, that the limitation set forth in this Section 13.4(a)(v) shall not be applicable in connection with (a) a claim for fraud relating to this Agreement; (b) a breach or inaccuracy of a representation or warranty set forth in Sections 4.1(Organizational Matters Regarding Seller and the Wilmington Purchaser), 4.8(b)(Title), 4.9(Taxes), 4.14(Benefit Plans), or 5.1(Organizational Matters Regarding Purchaser and Purchaser Parent); or (c) a breach or inaccuracy of a representation or warranty set forth in Section 4.12 (Environmental Matters) (the limitations for which are addressed in Section 13.4(a)(vi) below);

(vi) for any Losses payable in excess of an aggregate amount equal to $2,000,000.00 by the Seller Indemnified Parties (collectively) under (a) Section 13.3(a)(i) in respect of a breach or inaccuracy of the representations and warranties set forth in Section 4.12(Environmental Matters) hereof or (b) Section 13.3(a)(iii) in respect of the Non-Assumed Liabilities set forth in Section 3.4(ii) hereof; provided, that the limitation set forth in this Section 13.4(a)(vi) shall not be applicable in connection with a claim for fraud relating to this Agreement;

(vii) for any Losses in respect of the matters described on Schedule 13.4(a)(vii);

(viii) for any Losses relating to any matter, event or circumstance which would result in a breach of a representation or warranty of Seller hereunder and (A) which arose prior to the date of this Agreement and was actually known to any of the Purchaser Indemnified Parties at and as of the execution and delivery hereof as a matter, event or circumstance which consisted of a breach or violation of a representation or warranty of Seller hereunder (but only to the extent such matter, event or circumstance was known by any of the Purchaser Indemnified Parties at the time of Purchaser’s execution and delivery of this Agreement, it being agreed that the Purchaser Indemnified Parties have actual knowledge of, among other things, the matters set forth on Schedule 13.4(a)(viii); or (B) which arose after the execution and delivery hereof (but prior to Closing) and was actually known to by any of the Purchaser Indemnified Parties at and as of the Closing as a matter, event or circumstance which consisted of a breach or violation of a representation or warranty of Seller which were made under the certificate delivered at Closing pursuant to Section 6.2(a)(iv) hereof (but only to the extent such matter, event or circumstance was known by any of the Purchaser Indemnified Parties at the time of such delivery);

(ix) for any Losses relating to any matter, event or circumstance which would result in a breach of a representation or warranty of Purchaser hereunder and (A) which arose prior to the date of this Agreement and was actually known to any of the Seller Indemnified Parties at and as of the execution and delivery hereof as a matter, event or circumstance which consisted of a breach or violation of a representation or warranty of Purchaser hereunder (but only to the extent such matter, event or circumstance was known by any of the Seller Indemnified Parties at the time of Seller’s execution and delivery of this Agreement); or (B) which arose after the execution and delivery hereof (but prior to Closing) and was actually known to by any of the Seller Indemnified Parties at and as of the Closing as a matter, event or circumstance which consisted of a breach or violation of a representation or warranty of Purchaser which were made under the certificate delivered at Closing pursuant to Section 6.2(b)(v) hereof (but only to the extent such matter, event or circumstance was known by any of the Seller Indemnified Parties at the time of such delivery); or

(x) for an amount equal to any Tax benefit actually realized directly or indirectly by an Indemnified Party in the tax year during which such Indemnified Party made a claim for Losses and the immediately following two tax years of such Indemnified Party (or of any Tax Group of which the Indemnified Party is also a member) arising as a result of the incurrence or payment of such Losses (after taking into account all other items of income, gain, loss, deduction or credit of such Indemnified Party or any Tax Group of which the Indemnified Party is a member).

13.5.  Procedures for Indemnification.

(a) Subject to Sections 13.6 and 13.7 of this Agreement, if a Party seeking indemnification pursuant to this Section 13 (the “Indemnified Party”) shall claim to have suffered a Loss for which indemnification is available under Sections 13.2 or 13.3, as the case may be (for purposes of this Section 13.5, regardless of whether such Indemnified Party is entitled to receive a payment in respect of such claim), the Indemnified Party shall notify the Party from whom indemnification with respect to such claim is sought (the “Indemnifying Party”) in writing of such claim prior to the last survival date with respect thereto pursuant to Section 13.1(a), which written notice shall describe the nature of such claim, the facts and circumstances that give rise to such claim and the amount of such claim if reasonably ascertainable at the time such claim is made (or if not then reasonably ascertainable, the maximum amount of such claim reasonably estimated by the Indemnified Party). In the event that within forty-five (45) days after the receipt by the Indemnifying Party of such a written notice from the Indemnified Party, the Indemnified Party shall not have received from the Indemnifying Party a written objection to such claim, such claim shall be conclusively presumed and considered to have been assented to and approved by the Indemnifying Party.

(b) If within the forty-five (45) day period described in Section 13.5(a) above the Indemnified Party shall have received from the Indemnifying Party a notice setting forth the Indemnifying Party’s objections to such claim and the Indemnifying Party’s reasons for such objection, then the Parties shall follow the procedures set forth in Section 14 below with respect to the resolution of such matter.

13.6.  Procedures for Third-Party Claims.

(a) Any Indemnified Party seeking indemnification pursuant to this Section 13 in respect of any legal proceeding, action, claim or demand instituted by any third Person (in each case, a “Third-Party Claim”) shall give the Indemnifying Party from whom indemnification with respect to such claim is sought (i) prompt written notice (but in no event more than fifteen (15) days after the Indemnified Party acquires knowledge thereof) of such Third-Party Claim (a “Claim Notification”) and (ii) copies of all documents and information relating to any such Third-Party Claim within fifteen (15) days of their being obtained by the Indemnified Party; provided, that the failure by the Indemnified Party to so notify or provide copies to the Indemnifying Party shall not relieve the Indemnifying Party from any Liability to the Indemnified Party for any Liability hereunder except to the extent that such failure shall have actually prejudiced the defense of such Third-Party Claim.

(b) Subject to Section 13.7 of this Agreement, the Indemnifying Party shall have the right, at its option and expense, to defend against, negotiate, settle or otherwise deal with any Third-Party Claim with respect to which it is the Indemnifying Party and to be represented by counsel of its own choice if it delivers a notice to the Indemnified Party within thirty (30) days after receipt of the notice provided by the Indemnifying Party under Section 13.6(a) confirming that, with respect to such matter, it (i) agrees to assume the defense thereof, (ii) waives any right to contest the indemnification of the Indemnified Party pursuant hereto or the enforceability thereof, and (iii) has the financial resources available to pay the reasonably foreseeable Losses with respect to such matter (together with the amount held pursuant to the Escrow Agreement), and if requested by the Indemnified Party, provides reasonably satisfactory evidence of such financial resources (a “Defense Notification”). In the event that the Indemnified Party does not receive a Defense Notification or discontinues its defense of a Third-Party Claim, the Indemnified Party may defend and settle such Third-Party Claim in such manner as it may deem reasonably appropriate without prejudice to its indemnification claims against the Indemnifying Party. The Indemnified Party may participate in any Third-Party Claim with counsel of its choice and at its expense; provided, that if there exists a conflict of interest (other than one that is of a monetary nature) that would make it inappropriate for the Indemnifying Party’s counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, at the expense of the Indemnifying Party

(c) Neither the Indemnified Party or the Indemnifying Party shall enter into a settlement of any such Third-Party Claim without the consent of the other, such consent not to be unreasonably withheld or delayed provided that (i) the Indemnified Party is unconditionally released from all Liability, (ii) that no material ongoing restrictions on the Acquired Business are part of such settlement and (iii) the settlement thereof would not have a Material Adverse Effect on the Indemnified Party; provided, that until the Indemnified Party receives a Defense Notification, the Indemnified Party may settle, compromise, pay or discharge the same (provided that if the Indemnified Party proposes to settle such matter prior to the expiration of the thirty (30) day period described above in this section, the Indemnified Party shall provide the Indemnifying Party with five business days’ advance notice thereof). If a firm written offer is made to settle any such Third-Party Claim and the Indemnifying Party proposes to accept such settlement and the Indemnified Party refuses to consent to such settlement, then, provided that under such settlement (a) the Indemnified Party is unconditionally released from all Liability, (b) that no material ongoing restrictions on the Acquired Business are part of such settlement and (c) the settlement thereof would not have a Material Adverse Effect on the Indemnified Party: (i) the Indemnifying Party shall be excused from, and the Indemnified Party shall be solely responsible for, all further defense of such Third-Party Claim; and (ii) the maximum Liability of the Indemnifying Party relating to such Third-Party Claim shall be the amount of the proposed settlement if the amount thereafter recovered from the Indemnified Party on such Third-Party Claim is greater; and (iii) the Indemnified Party shall pay all of its attorneys’ fees, legal costs and expenses incurred after rejection of such settlement by the Indemnified Party.

(d)  In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third-Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third-Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.

13.7.  Certain Procedures for Environmental Matters. With respect to Seller’s indemnification obligation under Section 13.3(a)(i) as a result of a breach of a representation or warranty set forth in Section 4.12 hereof, or under any other Section of this Agreement relating to an Environmental Claim, Purchaser shall:

(i) if such claim relates to the Ohio Real Estate or the Leased Real Property, provide Seller reasonable access to the Ohio Real Estate or the Leased Real Property, as the case may be, so that Seller may conduct its own investigation, testing and corrective action with respect to such matter;

(ii) provide Seller with the results, including analytical data, of any investigation or testing conducted by Purchaser or, if available to Purchaser, any third party;

(iii) except as may otherwise be required by Law, not contact any Governmental Authority without the prior consent of Seller (such consent not to be unreasonably delayed or withheld);

(iv) to the extent Seller consents to any contact described in Section 13.7(iii), give Seller a reasonable opportunity to participate in any discussions or negotiations with any Governmental Authority concerning such matter;

(v) if corrective action is required in any such matter, give Seller a reasonable opportunity to develop and implement a plan of corrective action using appropriately licensed and trained professionals for Purchaser’s review and approval (such approval not to be unreasonably withheld so long as such plan (a) does not materially interfere with the business of the Acquired Business, (b) reasonably details the proposed work to be completed, (c) estimates costs and timeframes and provides evidence of compliance with all applicable Laws and (d) provides for a performance bond (or other security reasonably acceptable to Purchaser) for projects likely to exceed $200,000 in cost), and reasonably cooperate in the development and implementation of such plan on a cost effective basis;

(vi) Any such plan of action shall, to the extent permitted under Environmental Laws, be based on the continued use of the property for industrial use of the property and may rely on and utilize institutional controls (such as deed notices or restrictions) and shall contain reasonable steps so as to minimize disruption of or adverse effect on the ongoing operations of the Acquired Business;

(vii) cooperate fully and in good faith with Seller in performing such tasks as Seller and its technical professionals and representatives may reasonably request to complete any environmental investigations or environmental remediation being undertaken by Seller pursuant to this Agreement and the agreed upon corrective plan (including to take, or cause to be taken, all commercially reasonable actions and to do, or cause to be done, all commercially reasonable things necessary to cooperate with Seller to effect the corrective plan), with Purchaser being compensated for any reasonable and actual Losses incurred in connection therewith. Without limiting the scope of the foregoing, Purchaser shall cause its employees to reasonably cooperate with Seller and to afford Seller, its agents, employees and technical professionals reasonable access to relevant records relating to the matters which may be Seller’s responsibility under this Agreement; and

(viii) with respect to any environmental remediation undertaken by Seller, Seller shall be responsible for completing such remediation only to the extent required under Environmental Laws in effect as of the Closing Date.

13.8.  Exclusive Remedy. Subject to Sections 7.7 and 13.9 of this Agreement, except in the case of fraud, the indemnification obligations of Purchaser, Purchaser Parent and Seller under this Section 13 shall constitute the sole and exclusive remedies of Seller, Purchaser and Purchaser Parent, respectively, for the breach of any covenant, agreement, representation, warranty or obligation in this Agreement by the Seller, the Purchaser or the Purchaser Parent, as the case may be, and the Seller, the Purchaser and the Purchaser Parent shall not be entitled to rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the Purchaser, Purchaser Parent and the Seller waive. Notwithstanding anything to the contrary in this Agreement, no Party shall be entitled to indemnification under this Section 13 for a diminution in the stock price of any Affiliate of the Purchaser whose shares are publicly traded or punitive damages.

13.9.  Specific Performance. Because of the unique nature of the Purchased Assets, each of the Parties shall have the right to specific performance of the obligations of the other Party hereunder with respect to the purchase and sale of the Purchased Assets and the other obligations of the Parties hereunder.

13.10.  Disposition of Reinvestment Shares. Seller agrees and covenants that during the Lock-Up Period (as defined in Exhibit I to the Stock Purchase Agreement) the Seller shall not pledge, encumber, hypothecate, grant or suffer a consensual lien with respect to, transfer, gift or otherwise dispose of the Reinvestment Shares.

13.11.  Insurance Claims. Notwithstanding any provision of this Agreement, if Seller does not provide a Defense Notification with respect to, or discontinues its defense of, any Third-Party Claim, the Purchaser may (on behalf of itself and the Purchaser Indemnified Parties), to the extent that the Purchaser Indemnified Parties has any continuing Losses after taking into account the receipt of payment in respect of such Third-Party Claim by Seller or from the Escrow Agent (i) have the right to directly tender claims, whether under its own name as successor of the Acquired Business, or under the name of the Seller, acting as its attorney-in-fact, under Seller’s insurance programs regardless of when a claim is presented against the Acquired Business, (ii) be entitled to the benefit of the insurance proceeds relating to any Losses for acts occurring or arising with respect to the Acquired Business prior to the Closing; and (iii) be entitled to require Seller to tender any claims against the insurance policies of the Acquired Business on behalf of the Purchaser Indemnified Parties in any manner reasonably specified by the Purchaser; provided, that with respect to claims or actions that the Purchaser shall make or direct to be made pursuant to clause (i) and (iii) above, Purchaser shall indemnify and hold harmless Seller from any Losses relating to any claims made, documents submitted, or any actions taken, by Purchaser (or Seller at Purchaser’s request) if its determined that such claim, submission or action was made in a fraudulent manner. From and after the Closing, Purchaser shall have the right to participate in the defense and prosecution of insurance claims arising prior to the Closing in accordance with Section 13.6. Any proceeds actually received under such claims by any of the Purchaser Indemnified Parties shall be deducted from any indemnification claim against Seller pursuant to Section 13.4(a)(i) and (ii). Notwithstanding any provision of Section 13.6(c), if (a) any proposed settlement of an insurance claim does not represent the full amount of Losses of Purchaser in connection with such claim and (b) the limits of Seller’s insurance policies are not exhausted by such claims, then, prior to settling any such claim, Seller shall obtain the Purchaser’s consent to settle such insurance claim (such consent not to be unreasonably withheld or delayed).

14.  DISPUTE RESOLUTION; GOVERNING LAW; JURISDICTION, ETC.

14.1.  Dispute. As used in this Agreement, “Dispute” shall mean any dispute or disagreement between Purchaser or Purchaser Parent and Seller concerning the interpretation of this Agreement, the validity of this Agreement, any breach or alleged breach by any Party under this Agreement or any other matter relating in any way to this Agreement; provided, that “Dispute” shall not include any dispute relating to the Closing Working Capital which shall be resolved in accordance with Section 2.4 hereof.

14.2.  Process. If a Dispute arises the Parties shall promptly attempt to resolve any Dispute by negotiations between the Purchaser, Purchaser Parent and the Seller. Either Purchaser, Purchaser Parent or Seller may give the other Party written notice of any Dispute not resolved in the normal course of business. Representatives of Purchaser, Purchaser Parent and Seller shall discuss at a mutually acceptable time and place within ten (10) calendar days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the Dispute has not been resolved by these Persons within thirty (30) calendar days of the disputing Party’s notice, or if the Parties fail to meet within such ten (10) calendar days, either the Purchaser or the Seller may take such actions and exercise such rights as they may have under applicable Law. No provision of this Section 14.2 shall limit or prohibit a Party from sending at any time a notification to the Escrow Agent pursuant to the Escrow Agreement; or (ii) taking such actions as are required by applicable Law.

14.3.  General.

(a)  Provisional Remedies. At any time during the procedures specified in Section 14.2 of this Agreement, a Party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the Parties will continue to participate in good faith in the procedures specified in this Section 14 of this Agreement.

(b)  Tolling Statue of Limitations. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Section 14 of this Agreement are pending. The Parties will take such action, if any, as is required to effectuate such tolling.

(c)  Performance to Continue. Each Party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute.

(d)  Extension of Deadlines. All deadlines specified in this Section 14 of this Agreement may be extended by mutual agreement between the Purchaser and the Seller.

14.4.  Governing Law, Venue and Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER AND IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CHOICE OF LAW RULES THAT MAY DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

EACH PARTY TO THIS AGREEMENT, BY ITS EXECUTION HEREOF, (I) HEREBY IRREVOCABLY SUBMITS, TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE (OR IF JURISDICTION THERETO IS NOT PERMITTED BY LAW, THE STATE COURTS OF THE STATE OF DELAWARE LOCATED IN NEW CASTLE COUNTY FOR THE PURPOSE OF ANY ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR RELATING TO THE SUBJECT MATTER HEREOF, (II) HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO WAIVE, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, AND AGREES NOT TO ASSERT, AND AGREES NOT TO ALLOW ANY OF ITS SUBSIDIARIES TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH ACTION, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT ANY SUCH PROCEEDING BROUGHT IN ONE OF THE ABOVE-NAMED COURTS IS IMPROPER, OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT AND (III) HEREBY AGREES NOT TO COMMENCE OR TO PERMIT ANY OF ITS SUBSIDIARIES TO COMMENCE ANY ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR RELATING TO THE SUBJECT MATTER HEREOF OTHER THAN BEFORE ONE OF THE ABOVE-NAMED COURTS NOR TO MAKE ANY MOTION OR TAKE ANY OTHER ACTION SEEKING OR INTENDING TO CAUSE THE TRANSFER OR REMOVAL OF ANY SUCH ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION TO ANY COURT OTHER THAN ONE OF THE ABOVE-NAMED COURT WHETHER ON THE GROUNDS OF INCONVENIENT FORUM OR OTHERWISE. EACH PARTY HEREBY CONSENTS TO SERVICE OF PROCESS IN ANY SUCH PROCEEDING IN ANY MANNER PERMITTED BY DELAWARE LAW, AND AGREES THAT SERVICE OF PROCESS BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS SPECIFIED PURSUANT TO SECTION 15 IS REASONABLY CALCULATED TO GIVE ACTUAL NOTICE PROVIDED THAT THE PARTY DELIVERING SUCH NOTICE RECEIVES A SIGNED RETURN RECEIPT IN RESPECT THEREOF.

EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH OF THE PARTIES AGREE AND ACKNOWLEDGE THAT IT HAS BEEN INFORMED THAT THIS SECTION 14 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE OTHER PARTIES HERETO ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

15.  NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be considered delivered in all respects when it has been (i) delivered by hand or overnight courier, (ii) by acknowledged facsimile transmission followed by either the original mailed by certified mail, return receipt requested, or delivered by hand or overnight courier or (iii) three (3) days after it is mailed by certified mail, return receipt requested, first class postage prepaid, addressed as follows:

To Seller	With a copy to:

CRC Acquisition Co. LLC c/o Riparian Partners, Ltd. 2400 Financial Plaza Providence, Rhode Island 02903 Attn: Brendan VanDeventer Fax: (401) 274-4933	Greenberg Traurig, LLP One International Place Boston, MA 02110 Attn: James P. Redding Fax: 617-897-0961

To Purchaser or Purchaser Parent:	With a copy to:

Net Perceptions, Inc. One Landmark Square 22nd Floor Stamford, Connecticut 06901 Attn: Nigel P. Ekern Fax: 203-428-2022	Kane Kessler, P.C. 1350 Avenue of the Americas 26th Floor New York, New York 10019 Attn: Robert L. Lawrence Fax: 212-245-3009

or such other addresses as shall be similarly furnished in writing by either Party.

16.  EXHIBITS. All exhibits and schedules hereto are by reference incorporated herein and made a part hereof.

17.  ENTIRE AGREEMENT; BINDING EFFECT. This Agreement (including all schedules and exhibits attached hereto) contains the entire agreement between the Parties hereto with respect to the transactions contemplated herein, and there are no agreements or understandings between the Parties other than those set forth or referenced herein or executed simultaneously or in connection herewith. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, legal representatives, successors and assigns.

18.  HEADINGS. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

19.  EXPENSES. Each of the Parties hereto shall be solely responsible for and pay its own consulting, accounting, legal, and other charges and expenses incurred by such Party in connection with the negotiation, execution and performance of this Agreement, the related agreements and the transactions contemplated hereby and thereby without obligation to pay or contribute to the expenses incurred by any other Party.

20.  AMENDMENT. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed on behalf of all of the Parties hereto or, in the case of a waiver, by the party waiving compliance.

21.  WAIVER. The failure of any Party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce that provision or any other provision hereof at any time thereafter, except as specifically limited herein.

22.  TIME OF THE ESSENCE. Time is deemed to be of the essence with respect to all of the terms, covenants, representations and warranties of this Agreement.

23.  ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties hereto without the prior written consent of the other Parties. Notwithstanding the foregoing sentence, at Purchaser’s option Purchaser shall have the right (i) to designate one or more Affiliates of the Purchaser to purchase all or any portion of the Purchased Assets and (ii) to assign as collateral to one or more financing sources, all of its right, title and interest under this Agreement, provided, however, that no such designation or assignment by Purchaser shall relieve Purchaser or Purchaser Parent of any of their obligations or liabilities under this Agreement.

24.  NO THIRD PARTY BENEFICIARY. Neither this Agreement nor any provision hereof, nor any statement, schedule, certificate, instrument or other document delivered or to be delivered pursuant hereto, nor any agreement entered into or to be entered into pursuant hereto or any provision thereof, is intended to create any right, claim or remedy in favor of, or impose any obligation upon, any Person other than the Parties hereto and their respective successors and permitted assigns.

25.  COUNTERPARTS; FACSIMILE SIGNATURE. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement. Each of the Parties to this Agreement agrees that a signature delivered by facsimile by any of the Parties is intended to be its signature and shall be valid, binding and enforceable against such Person.

[SIGNATURES ARE ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the Parties hereto has executed this Asset Purchase Agreement all as of the day and year first above written.

SELLER: CRC ACQUISITION CO. LLC

By:
Name:
Title:

PURCHASER: SIG ACQUISITION CORP.

By:
Name: Nigel P. Ekern
Title: Treasurer and Secretary

PURCHASER PARENT: NET PERCEPTIONS, INC.

By:
Name: Nigel P. Ekern
Title: Chief Administrative Officer